UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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FACTSET RESEARCH SYSTEMS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 29, 2010

Dear Stockholder:

You are cordially invited to attend the Fiscal 2010 Annual Meeting of Stockholders of FactSet Research Systems Inc., which will be held at our corporate headquarters at 601 Merritt 7, Norwalk, Connecticut 06851 on Tuesday, December 14, 2010, at 3:00 p.m. Eastern Standard Time. I look forward to seeing you at the meeting.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support and loyalty.

Sincerely,

Philip A. Hadley
Chairman of the Board and Chief Executive Officer

FACTSET RESEARCH SYSTEMS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 14, 2010

3:00 p.m. Eastern Standard Time

Dear Stockholder:

The Fiscal 2010 Annual Meeting of Stockholders of FactSet Research Systems Inc. (“FactSet” or the “Company”), a Delaware corporation, will be held at the Company’s corporate headquarters at 601 Merritt 7, Norwalk, Connecticut 06851, on Tuesday, December 14, 2010, at 3:00 p.m. Eastern Standard Time for the following purposes:

1.	To elect three directors to the Board of Directors, each for a three-year term.

2.	To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2011.

3.	To approve the amendment and restatement of the FactSet Research Systems Inc. 2004 Stock Option and Award Plan.

4.	To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record at the close of business on October 18, 2010 are entitled notice of, and to vote at, this meeting.

The Proxy materials are also available for you to review online at http://www.proxyvoting.com/fds

To request and receive a free paper copy of the Proxy materials, please call 1-888-313-0164, or you may request a paper copy by email at shrrelations@bnymellon.com, or by logging onto http://www.proxyvoting.com/fds. If you have Internet access, FactSet encourages you to record your vote on the Internet. It is convenient and saves on printing costs.

BY ORDER OF THE BOARD OF DIRECTORS

Rachel R. Stern
Senior Vice President, General Counsel and Secretary Norwalk, Connecticut
October 29, 2010

FACTSET RESEARCH SYSTEMS INC.

601 Merritt 7

Norwalk, Connecticut 06851

PROXY STATEMENT

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT:

http://www.proxyvoting.com/fds

Purpose of Meeting

The Board of Directors of FactSet Research Systems Inc. (“FactSet” or the “Company”) delivers this Proxy Statement and voting instructions, in connection with the solicitation of proxies which will be voted at the Annual Meeting of Stockholders of FactSet (the “Meeting”). The Meeting will be held at 3:00 p.m. Eastern Standard Time on Tuesday, December 14, 2010, at 601 Merritt 7 Norwalk, Connecticut 06851, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Proxy Statement was made available to FactSet’s stockholders on October 29, 2010. The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

Record Date and Share Ownership

The only outstanding voting security of FactSet is its common stock, $0.01 par value per share. Stockholders of record at the close of business on October 18, 2010 will be entitled to vote at the Meeting on the basis of one vote for each share of FactSet common stock held. On October 18, 2010, there were 46,363,733 shares of FactSet common stock outstanding.

Submitting and Revoking Your Proxy

If you complete and submit your proxy, the persons named as proxies will follow your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote your shares as follows:

1.	To elect three directors to the Board of Directors, each for a three-year term.

2.	To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2011.

3.	To approve the amendment and restatement of the FactSet Research Systems Inc. 2004 Stock Option and Award Plan.

4.	To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

In addition, if other matters are properly presented for voting at the Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. FactSet has not received notice of other matters that may be properly presented for vote at the Meeting.

Your stockholder vote is important. Stockholders of record may vote their proxies by Internet, telephone or mail. Stockholders who execute proxies may revoke them at any time before they are exercised by written notice to the Secretary of the Company at or prior to the Meeting by timely delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. The cost of the solicitation of proxies will be borne by FactSet.

Expenses of Solicitation

FactSet will bear the entire cost of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card, the Company’s 2010 Annual Report on Form 10-K and any additional solicitation material that FactSet may provide to stockholders which is estimated at approximately $100,000. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. If you hold your shares through a bank, broker or other holder of record and share a single address and same last name with another stockholder, you may have received notice that only one Proxy Statement and Annual Report will be sent to your address unless you instructed the holder of record to the contrary. This practice, known as “householding”, reduces multiple mailings to your household and also reduces the Company’s printing and postage costs. If you have any questions or wish to receive additional copies of FactSet’s Proxy Statement or Annual Report, please contact the Company’s Investor Relations Department at 1-203-810-1000. The mailing address is 601 Merritt 7, Norwalk, Connecticut 06851 and its website address is http://investor.factset.com.

INFORMATION ABOUT THE 2010 ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The Board of Directors of the Company is asking for your proxy for use at the Annual Meeting of the Company, to be held at its corporate headquarters at 601 Merritt 7 Norwalk, Connecticut 06851on on Tuesday, December 14, 2010 at 3:00 p.m. Eastern Standard Time, and at any adjournment or postponement of the Meeting. As a stockholder, you are invited to attend the Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote.

When were the enclosed solicitation materials first given to stockholders?

FactSet initially mailed to stockholders of the Company this proxy statement, proxy card and Annual Report to Stockholders on or about November 3, 2010.

What is the purpose of the Meeting?

You will be voting on:

•	To elect three directors to the Board of Directors, each for a three-year term;

•	To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2011;

•	To approve the amendment and restatement of the FactSet Research Systems Inc. 2004 Stock Option and Award Plan; and

•	To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

What are the Board of Director’s recommendations?

The Board recommends a vote:

•	“FOR” the election of the director nominees named in this proxy statement;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as FactSet’s independent registered accounting firm for the year ended August 31, 2011; and

•	“FOR” the approval of the amendment and restatement of the FactSet 2004 Stock Option and Award Plan.

Who is entitled to vote at the Meeting and how many votes do they have?

Only holders of record of FactSet common stock at the close of business on October 18, 2010 will be entitled to vote at the Meeting. Each share has one vote. On October 18, 2010, there were 46,363,733 shares of FactSet common stock outstanding.

Who can attend the Meeting?

All stockholders as of October 18, 2010, or their duly appointed proxies, may attend the Meeting.

What is a quorum of stockholders?

If a majority of the shares outstanding and entitled to vote on the Record Date are present, either in person or by proxy, the Company will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against, withhold, or abstain from voting on a proposal will be counted as present in determining whether there is a quorum. If a broker, bank, custodian, nominee, or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, and if it has not received instructions from the beneficial owners of such shares as to how to vote on such matters, the shares held by that record holder will not be voted on such matter (referred to as “broker non-votes”) but will be counted as present for purposes of determining whether there is a quorum. Since there were 46,363,733 shares of common stock outstanding on October 18, 2010, the presence of holders of 23,181,867 shares is a quorum. FactSet must have a quorum to conduct the Meeting.

Vote Tabulation

Under the Delaware General Corporation Law, the election of FactSet’s Directors requires a plurality of the votes represented in person or by proxy at the Meeting and the ratification of the selection of independent public auditors requires that the votes in favor exceed the votes against. BNY Mellon Shareowner Services will tabulate votes cast by proxy or in person at the Meeting. If you abstain from voting on any or all proposals you will be included in the number of stockholders present at the Meeting for the purposes of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies at their own discretion.

What do I need to attend the Meeting?

In order to be admitted to the Meeting, a stockholder must own Company stock on the Record Date. If your shares are held in the name of a broker, bank, custodian, nominee, or other record holder (“street name”), you must obtain a proxy, executed in your favor, from the holder of record (that is, your broker, bank, custodian, or nominee) to be able to vote at the Meeting.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. FactSet asks stockholders to instruct the proxy how to vote so that all common shares may be voted at the Meeting even if the holders do not attend the Meeting.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast either for or against Proposal 1 (election of directors), Proposal 2 (ratification of independent registered public accounting firm) or Proposal 3 (approve amendment and restatement of the 2004 Stock Option Plan) and will have no impact on the result of the vote for these proposals.

How do I vote?

For stockholders whose shares are registered in their own names, as an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, it provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those stockholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct. If your proxy card is properly completed and received, and if it is not revoked, before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR the election of each of the director nominees listed (Proposal 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2011 (Proposal 2) and FOR the approval of the amendment and restatement of the FactSet Research Systems Inc. 2004 Stock Option and Award Plan (Proposal 3). To the Company’s knowledge, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

If your shares are held in a brokerage account, you should receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card. Without your instructions, your broker or nominee is permitted to use its own discretion to vote your shares on certain routine matters, such as ratification of our independent registered public accounting firm (Proposal 2). Prior to 2010, the election of directors was considered a routine matter for which brokers could vote your shares in their discretion. Beginning with this year’s Meeting, brokers are not permitted to vote your shares in the election of directors (Proposal 1) unless you provide instructions to your broker on how to vote your shares. Therefore, if you do not provide voting instructions on Proposal 1, your shares will remain unvoted on that proposal. Stockholders who have elected to receive the 2010 Proxy Statement and Annual Report to Stockholders electronically will be receiving an email on or about November 3, 2010 with information on how to access stockholder voting and instructions.

What does it mean if I receive more than one proxy card or instruction form?

If you receive more than one proxy card or instruction form, it means that you have multiple accounts with FactSet’s transfer agent and/or a broker or other nominee or fiduciary or you may hold your shares in different ways or in multiple names (e.g., joint tenancy, trusts, and custodial accounts). Please vote all of your shares.

How do I revoke my proxy and change my vote prior to the Meeting?

If you submit the enclosed proxy card, you may change your vote at any time before voting takes place at the Meeting. You may change your vote in one of four ways: (1) You may deliver to the Secretary of FactSet Research Systems Inc., Rachel Stern, 601 Merritt 7, Norwalk, Connecticut 06851, a written notice dated later than the proxy you want to revoke, stating that the proxy is revoked, (2) you may complete and send in another proxy card or voting instruction form with a later date, (3) you may attend the Meeting and vote in person, or (4) for shares you hold beneficially or in street name, you may change your vote by submitting a later dated voting instruction form to your broker or other nominee or fiduciary, or if you obtained a legal proxy form giving you the right to vote your shares, by attending the Meeting and voting in person.

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

FactSet will present three proposals at the 2010 Annual Meeting of Stockholders. The Company has described in this proxy statement all the proposals expected to be made at the Annual Meeting. If the Company or a stockholder properly presents any other proposal at the Meeting, FactSet will, to the extent permitted by applicable law, use your proxy to vote your shares of FactSet common stock on the proposal in our best judgment.

Proposal 1: Election of Directors

Stockholders will elect three directors at the Annual Meeting of Stockholders. Three directors will hold office for a term not exceeding three years or until a successor is elected and qualified. Your proxy will be voted in favor of those persons to serve as directors, unless you indicate to the contrary on the proxy.

Management expects that the nominees will be available for election. However, if a nominee is not a candidate when the election occurs, your proxy will be voted to elect another nominee to be designated by the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) to fill any vacancy. Business experience and qualifications on these nominees and the other members of the Board of Directors is presented beginning at page 8 of this Proxy Statement under the caption “Business Experience and Qualification of Board Members.”

FactSet’s Board recommends that Joseph E. Laird, James J. McGonigle and Charles J. Snyder each be elected to serve a three-year term expiring in concurrence with the Annual Meeting of Stockholders for fiscal year 2013.

Proposal 2: Ratification of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP was the independent auditing firm of FactSet’s consolidated financial statements for fiscal 2010. Representatives of PricewaterhouseCoopers LLP will be at the Meeting to respond to appropriate questions and make a statement should they desire to do so. In addition to performing the audit services for fiscal 2010, FactSet also retained PricewaterhouseCoopers LLP to perform non-audit services during the year.

Independent Registered Public Accounting Firm’s Fees and Services

The aggregate fees billed by PricewaterhouseCoopers LLP in connection with audit and non-audit services rendered for fiscal 2010 and 2009 were as follows:

	2010	2009
Audit fees (1)	$479,350	$461,000
Audit-related fees (2)	—	—
Tax fees (3)	30,000	51,000
All other fees (4)	2,400	2,400

Total	$511,750	$514,400

(1)	Represents fees for professional services rendered for the integrated audit of FactSet’s annual consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports on Form 10-Q and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of FactSet’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with transactions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)	Tax fees were for services related to tax consulting and planning services.

(4)	All other fees represent fees for services provided to FactSet which are otherwise not included in the categories above. These fees primarily consist of licensing accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee has determined that the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP. During 2010, all professional services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with this policy.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. The engagement partner for fiscal 2011 has been in place since September 1, 2008. With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthen the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel as described below and the Audit Committee’s practices restricting non-audit engagements of the independent auditor as described below, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As provided in the Audit Committee’s Charter and as further described below, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel and the cost and quality of its audit services. The Audit Committee will periodically consider alternatives to ensure that the Audit Committee and the Company’s stockholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report presented on page 14, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

FactSet’s Board recommends that you vote to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2011.

Proposal 3: Approve the Amendment and Restatement of the FactSet Research Systems Inc. 2004 Stock Option Plan

The Company is asking its stockholders to approve an amendment to the FactSet Research Systems Inc. 2004 Stock Option Plan (the “Plan”) in order to increase the maximum number of shares of the Company’s common stock that may be issued under the plan by 7,500,000, for a total of 15,000,000 reserved for issuance pursuant to the Plan.

In October 2010, the Compensation Committee recommended, and the full Board of Directors approved, subject to stockholder approval, an amendment to the Plan to increase the share reserve by 7,500,000 shares of FactSet common stock. FactSet’s stockholders have previously authorized the Company to issue under the Plan up to a total of 7,500,000 shares of FactSet common stock, subject to adjustment upon certain changes in capital structure (i.e. stock splits).

The Compensation Committee and the full Board of Directors believe the purpose of the Plan is as follows:

•

To provide a means by which key employees of the Company and its subsidiaries can acquire and maintain stock ownership, thereby strengthening their commitment to the success of the Company and their desire to remain employed.

•	To successfully attract, employ, compensate and retain key employees.

•	To provide key employees with additional incentive and reward opportunities designed to encourage them to enhance the profitable growth of the Company and its subsidiaries.

•

The ability for FactSet to grant performance-based stock options to its employees allows the Company to link financial performance to stock option vesting (and its related benefits). Through the use of performance-based stock options, FactSet is able to keep in mind the interests of its stockholders because compensation expense related to performance-based options is based on the Company achieving certain financial metrics over a future performance window. If these performance metrics are not achieved, then no compensation expense will be recognized.

•	Share-based awards such as those provided under the Plan have historically been a meaningful component of total compensation for the Company’s highly skilled employees.

As August 31, 2010, 2.2 million shares remained available for future grant of share-based awards under the 2004 Plan, a number that the Compensation Committee and the full Board of Directors believe to be insufficient to meet the Company’s anticipated needs over the next 12 to 18 months. Management believes strongly that the approval of the amendment and restatement of the Plan is essential to the Company’s continued success. Therefore, the Compensation Committee recommended, and the full Board of Directors approved, subject to stockholder approval, an amendment to increase the maximum number of shares of FactSet common stock issuable under the Plan by 7,500,000 shares to a total of 15,000,000 shares of the Company’s common stock, subject to adjustment upon certain changes in our capital structure.

History of the Plan

The following provides a brief history of the Plan.

•	Plan approved by stockholders on December 22, 2004.

•	All share-based awards issued to employees between May 2005 and August 2010 were made under the Plan.

•	The approximate life of the initial 7,500,000 shares authorized and available for grant under the Plan was 6 years.

•	Under the Plan, FactSet has granted a mix of performance-based stock options, service-based stock options and restricted stock awards.

•	FactSet employed 1,025 individuals as of the date the Plan was initially approved in December 2004, as compared to 4,116 employees at August 31, 2010.

•

The term of each option was for a period of seven years from the grant date. The Amended and Restated 2004 Plan increases the term of each option to 10 years, which provides more value to the employee because an employee is able to benefit from increases in the underlying price of FactSet common stock over a longer period of time. An increase to the option term also benefits the Company as it improves retention value.

Summary of the Plan

The following provides a summary of the principal features of the Plan and its operation. The summary is qualified in its entirety by reference to the Plan as set forth in Appendix A.

Administration

The Plan shall be administered by the Board.

General

The Board of Directors originally adopted the Plan in October 2004, and it was subsequently approved by our stockholders on December 22, 2004.

Types of Awards to be Granted

The Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and SARs to the Company’s employees.

Common Stock Available for Future Issuance under the Plan

A total of 7,500,000 shares of FactSet common stock were initially reserved for issuance under the Plan upon approval in December 2004. Assuming stockholders approve this proposal to increase the number of FactSet common stock issuable under the Plan by 7,500,000, a total of 15,000,000 will have been reserved for issuance pursuant to the Plan. The shares of FactSet common stock to be issued may be either authorized and unissued shares or shares held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan. On August 31, 2010, 2,216,092 shares of FactSet common stock remained available for future issuance under the Plan.

Stock Options and Restricted Stock Outstanding

On August 31, 2010, options to purchase a total of 6,451,022 shares and restricted stock representing the right to acquire 261,417 shares of FactSet common stock were outstanding. The outstanding stock options had a weighted average exercise price of $47.73 per share.

Participant Eligibility

Only employees of the Company shall be eligible to participate in the Plan. Stock options, restricted stock, stock appreciation rights, performance units, performance shares, SARs and other stock based awards may be granted under the Plan to employees of the Company or its subsidiaries. As of August 31, 2010, FactSet had 4,116 employees.

Grants of Options

The Board shall, from time to time, in its sole discretion, subject to the limitations of the Plan, grant options to employees and determine the number of shares to be subject to the option. The term of each option shall be a period of not more than ten years from the grant date, and shall be subject to earlier termination as herein provided. The amended Plan extends the term of each option to 10 years to provide incremental value to both the Company and its employee base. A benefit to FactSet from extending the term of the option to 10 years is the Company is able to improve retention value. An employee is also able to benefit through appreciation in the underlying price of FactSet common stock over a longer period of time, thus increasing the potential in-the-money value of the option.

Terms and Conditions of the Options

Each option grant is subject to additional terms and conditions relating to the exercise, vesting, forms of consideration for payment, termination of directorships and non-transferability as outlined in the complete text of the Plan attached to this Proxy Statement as Appendix A.

Adjustments upon Changes in Capitalization

If there is a stock split, a reverse stock split, a stock dividend, a combination or reclassification of the Shares, or any other increase or decrease in the number of shares effected without receipt of consideration by the Company (except for certain conversions of convertible securities), appropriate adjustments shall be made, subject to any required action by the Company’s stockholders.

Change in Control

In the event of a reorganization, recapitalization, merger or other types of change in control, the Board, shall have the right, but not the obligation, to provide that outstanding options granted under the Plan are canceled in respect of a payment of different types, or adjusted to represent options to receive cash or other consideration.

Amendment and Termination of the Plan

Unless sooner terminated by action of the Board, the Plan will terminate on December 14, 2020. The Board may not grant share-based awards under the Plan after such termination date, but awards granted before that date will continue to be effective in accordance with their terms.

Required Vote

Approval of the proposed amendment to the Plan requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of an amendment to increase the number of shares issuable under the Plan by 7,500,000 shares. The Plan shall take effect on the date on which the Plan is adopted by the Board, but its effectiveness and the exercise of any awards shall be subject to the approval of the holders of a majority of the voting shares of the Company.

Recommendation

The Company believes strongly that the approval of the amendment to the Plan is essential to FactSet’s continued success. Employees are one of the Company’s most valuable assets. Stock options and other awards such as those provided under the Plan are vital to FactSet’s ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to the Company’s ability to motivate employees to achieve its goals. For the reasons stated above, the stockholders are being asked to approve the amendment to the Plan.

The complete text of the Plan is attached to this Proxy Statement as Appendix A.

Your Board recommends that you vote FOR this item 3, the proposal to approve the Amendment and Restatement of the FactSet Research Systems Inc. 2004 Stock Option Plan.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board believes that the Company’s stockholders are best served if the Board retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time. Accordingly, the Company’s Corporate Governance Principles provide that the Board may combine or separate the roles of the Chief Executive Officer and Chairman, as it deems advisable. The Board of Directors believe that Philip Hadley’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of FactSet and its stockholders. Mr. Hadley possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing FactSet, and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to FactSet’s stockholders, employees, clients and users.

The Company’s current certificate of incorporation and bylaws provide that the Chairman of the Board of Directors may be an employee or officer of FactSet. On September 5, 2000, FactSet’s Board of Directors unanimously appointed Philip Hadley as Chairman of the Board of Directors.

Each of the directors other than Philip Hadley and Michael DiChristina, are independent (see “Director Independence” below), and the Board believes that the independent directors provide effective oversight of management. In addition, on September 19, 2005, the Board of Directors appointed James J. McGonigle as the Company’s Lead Independent Director. As Lead Independent Director, James’s responsibilities include:

•	Coordinating and moderating executive sessions of the Board of Directors’ independent directors.

•

Advising the Chairman of the Board of Directors as to the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties.

•	Confirming the agenda with the Chief Executive Officer for meetings of the Board of Directors.

•	Holding regular update sessions with the Chairman of the Board of Directors.

•	Acting as the principal liaison between the independent directors and the Chairman of the Board of Directors on sensitive issues.

•	Performing such other duties as the Board of Directors may from time to time delegate to the Lead Independent Director to assist the Board of Directors in the fulfillment of its responsibilities.

The Board believes that these responsibilities appropriately and effectively complement FactSet’s combined Chairman/Chief Executive Officer structure. Although the Board currently believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, FactSet’s Corporate Governance Guidelines do not establish this approach as a policy.

Business Experience and Qualification of Board Members

The following discussion presents information about the persons who comprise FactSet’s Board of Directors, including the three nominees for election.

Scott A. Billeadeau, Director. Mr. Billeadeau, age 49, joined Fifth Third Asset Management (“Fifth Third”) in March of 2003 with the combination of Paladin Investment Associates, LLC (“Paladin”) with Fifth Third. He is the Managing Director of Small-cap and Mid-cap Growth Strategies and is responsible for managing nearly $1 billion in assets. Prior to joining Fifth Third, he was a Principal, Founder and Senior Portfolio Manager with Paladin. Prior to co-founding Paladin, Mr. Billeadeau spent eight years managing over $2 billion in small-cap and mid-cap assets for Bank of America and Nations Bank. Mr. Billeadeau began his career in 1985 with American Express Financial Advisers, previously IDS Financial Services, Inc., where he was a quantitative analyst. Mr. Billeadeau received a B.A. in Economics from Princeton University and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute. Mr. Billeadeau is the Chairman of the Audit Committee and has served on the Board since 2001. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2012.

Mr. Billeadeau provides to the Board of Directors expertise in corporate finance, accounting and strategy, including experience gained as the Managing Director of Fifth Third, a public company and Paladin. Through this experience, he has developed expertise in several valued areas including strategic development, business development and finance. Mr. Billeadeau also brings a background in organizational leadership and management, and experience serving as a director for two privately-held companies. His experience in the financial industry has provided him experience as an outside board member and audit committee member.

Michael F. DiChristina, Director. Mr. DiChristina, age 48, joined FactSet in 1986 as a Software Engineer and held the position of Director of Software Engineering from 1990 to 1999. In 2000, Mr. DiChristina assumed the role of President and Chief Operating Officer until stepping down on October 1, 2009. He continues to be a FactSet employee and serves on the Company’s Board of Directors. Prior to joining FactSet, Mr. DiChristina was a Software Engineer at Morgan Stanley & Co. Mr. DiChristina received a B.S. in Electrical Engineering from Massachusetts Institute of Technology. Mr. DiChristina has served on the Board since 2000. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2011.

Mr. DiChristina has leadership and management experience as the President and Chief Operating Officer of FactSet, a global technology company since 2000. His management and operational expertise is accompanied by engineering industry background and technology acumen. Mr. DiChristina brings to the Board of Directors skill in the development of information technology combined with software engineering. His background in software engineering is complemented by his knowledge of FactSet, its financial position and its industry, which he developed in part through his service as FactSet’s President and Chief Operating Officer.

Philip A. Hadley, Chairman of the Board of Directors, Chief Executive Officer and Director. Mr. Hadley, age 48, was named Chairman and Chief Executive Officer of FactSet on September 5, 2000. Mr. Hadley joined FactSet in 1985 as a Consultant. From 1986 to 1989, Mr. Hadley was the Company’s Vice President, Sales. From 1989 to 2000, Mr. Hadley was Senior Vice President and Director of Sales and Marketing with FactSet. Prior to joining the Company, Mr. Hadley was employed by Cargill Corporation. He currently serves as a member of the board of advisors of Kum & Go. Mr. Hadley received a B.B.A. in Accounting from the University of Iowa and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute. Mr. Hadley has served on the Board since 2000. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2012.

Mr. Hadley has led FactSet for more than 10 years. Since his appointment as Chief Executive Officer, FactSet’s annual revenue has grown from $134 million in fiscal 2000 to $641 million in fiscal 2010. As Chairman and Chief Executive Officer, Mr. Hadley brings to the Board of Directors his thorough knowledge of FactSet’s business, strategy, people, operations, competition and financial position. He provides recognized executive leadership and vision. In addition, Mr. Hadley brings with him a global network of client and industry relationships.

Joseph E. Laird, Jr., Director. Mr. Laird, age 65, serves as Managing Director of Petsky Prunier LLC. From 1999 to 2009, he served as Chairman and Chief Executive Officer of Laird Squared LLC, an investment banking company that he formed in January 1999, exclusively to serve the database information services industry. From 1989 to 1999, Mr. Laird was a Managing Director of Veronis, Suhler & Associates, a leading specialty merchant bank that serves the media and information industries. From 1982 to 1989, he was an institutional equity salesman and a senior securities analyst of database information services for Hambrecht & Quist. From 1975 to 1982, Mr. Laird was an institutional equity salesman and investment strategist for PaineWebber Mitchell Hutchins. He is the Chairman of the Compensation Committee and has served on the Board since 1993. Mr. Laird is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2013.

Mr. Laird brings to the Board of Directors leadership experience, including service as the Chief Executive Officer of an investment banking company. This role has required industry knowledge combined with operational and management expertise. Mr. Laird also has experience as an outside director for two separate public companies in the past ten years.

James J. McGonigle, Director. Mr. McGonigle, age 47, serves as an adjunct professor at Georgetown University and was the former Chairman and Chief Executive Officer of The Corporate Executive Board Company (“CEB”). Mr. McGonigle was a special advisor to the Board of CEB between January 2008 and May 2009. He served as the Director and non-Executive Chairman of the Board of CEB from July 2005 until January 2008. From July 1998 until July 2005, Mr. McGonigle served as CEB’s Chief Executive Officer. From October 1997 until July 1998, Mr. McGonigle was CEB’s General Manager, and from 1995 until October 1997, he was the General Manager of the corporate division of The Advisory Board Company. From 1990 to 1995, Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company, an independent consulting firm. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University and a J.D. from Harvard Law School. Mr. McGonigle has served on the Board since 2002 and is the Chairman of the Nominating and Corporate Governance Committee and is a member of the Compensation Committee. On September 19, 2005, he was named the Lead Independent Director. Mr. McGonigle is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2013.

Mr. McGonigle brings to the Board of Directors leadership experience, including service as the Chief Executive Officer of a public company for over seven years. This role required industry knowledge combined with operational and management expertise. In addition, Mr. McGonigle brings to the Board of Directors market and corporate governance insights from his experience as an outside public company board member.

Walter F. Siebecker, Director. Mr. Siebecker, age 69, serves as President of Burgess Consulting LLC with a background in retail and institutional investment services in the domestic and global markets. He is currently a Director of qval, Inc., a provider of data management solutions and valuation services to global investors of both privately held and publicly traded companies. Mr. Siebecker is a former member of the Board of Directors of Smith Barney Inc and the National Securities Clearing Corporation. During his time with Smith Barney, he served on the Board of the Securities Industry Association-Operations Division and its various committees and served for a year as its President. The directorship of each of these firms include memberships on their Audit, Compensation, and Nominating and Governance committees. During his directorship at FactSet, Mr. Siebecker completed the Columbia University Corporate Director Program and the Duke University Corporate Directors Institute Program. Mr. Siebecker received a B.B.A in Finance & Investments from the Zicklin School of Business at Baruch College. He is a member of the Audit Committee and the Compensation Committee and has served on the Board since 1997. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2011.

With his many years of experience leading banking and financial services companies, Mr. Siebecker contributes financial management and strategy expertise. Mr. Siebecker has leadership experience, including service as an outside board member of companies in retail and institutional investment services in the domestic and global markets. He provides valuable market perspective as current President of a consulting firm in the industry as well as expertise in finance, strategy and operations. His employment in the financial industry has provided him experience as an outside board member and audit committee member.

Charles J. Snyder, Vice Chairman of the Board of Directors and Director. Mr. Snyder, age 68, a co-founder of FactSet in 1978, retired as President and Chief Technology Officer of the Company on August 31, 1999. At that time he became Vice Chairman of the Board and agreed to continue as a consultant for three years to FactSet’s engineering and technology groups. In conjunction with FactSet’s announcement of Howard Wille’s retirement as Chief Executive Officer of FactSet effective May 22, 2000, Mr. Snyder was named FactSet’s interim Chief Executive Officer. Mr. Snyder acted as interim Chief Executive Officer of FactSet until September 5, 2000, at which time Philip A. Hadley was named Chairman and Chief Executive Officer. From 1964 to 1977, Mr. Snyder worked for Faulkner, Dawkins & Sullivan, Inc., eventually becoming Director of Computer Research, a position he retained with Shearson Hayden Stone, Inc. after its acquisition of Faulkner, Dawkins & Sullivan, Inc. in 1977. He has been a Director of FactSet since its formation in 1978 and is currently a member of the Nominating and Corporate Governance Committee. Mr. Snyder is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2013.

As a co-founder of FactSet, Mr. Snyder contributes a financial and technology development background. He brings to the Board of Directors strategy and leadership skills from his experience as a public company executive. Mr. Snyder’s roles at FactSet required industry expertise combined with operational and global management expertise.

Joseph R. Zimmel, Director. Mr. Zimmel, age 57, is a financial consultant and retired Managing Director of Goldman, Sachs & Co. From December 2001 until November 2002, Mr. Zimmel served as an Advisory Director to the Goldman Sachs Group. In the investment banking division at Goldman, Sachs & Co., Mr. Zimmel held the position of Managing Director of the Communications, Media & Entertainment Group for the Americas from 1999 to 2001, after acting as a Managing Director and a co-head of the group from 1992 to 1999. In addition to his appointment to FactSet’s Board of Directors, Mr. Zimmel serves as a member of the Board of Directors of Century Link, Inc. He is a member of the Audit Committee and the Nominating and Corporate Governance Committee and has served on the Board since 2007. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2012.

Mr. Zimmel’s background in finance and advisory roles is complemented by his knowledge of FactSet and its industry. His contributions are augmented by his experience serving as an outside director of a public company and multiple private companies. In addition, Mr. Zimmel’s employment at Goldman, Sachs & Co., including service in senior leadership positions, brings a valued perspective to the Board of Directors and to the audit committee.

Director Independence

On October 25, 2010, the Company’s Board of Directors reviewed the independence of its Directors under the applicable standards of the New York Stock Exchange and the NASDAQ Stock Market (“NASDAQ”). Each Director, other than Messrs. Hadley and DiChristina, qualifies as “independent” in accordance with those published listing requirements. The independent Directors constitute a majority of the Directors of the Company. Mr. McGonigle serves as the Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee. He presides over executive sessions of the non-management Directors. The independent Directors meet at least four times annually after the end of each scheduled quarterly meeting of the Board of Directors.

Board Responsibilities and Structure

FactSet’s Board of Directors has adopted corporate governance guidelines which help govern the Company. You can access these corporate governance guidelines, along with each of its Board Committee charters, at the Corporate Governance Highlights page of the Investor Relations section of the Company’s website at http://investor.factset.com or request a free copy by contacting Investor Relations at FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851. Directors are expected to attend regularly and participate in meetings of the Board and of committees on which the Director serves. The Company does not have a policy with regard to Directors’ attendance at annual stockholder meetings. The Company’s Board of Directors met five times during fiscal 2010, four of which were regularly scheduled quarterly meetings.

Board Committees and Meetings

For fiscal 2010, the Board of Directors consisted of eight directors. The Company’s Board of Directors has the following three standing committees: (1) an Audit Committee, (2) a Compensation Committee and (3) a Nominating and Corporate Governance Committee. Each of the committees operates under a written charter adopted by the Board of Directors. All of the committee charters are available on our web site at http://investor.factset.com. The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. All Directors attended 100% of the regular meetings of the Board and at least 75% of other meetings of the full Board. All Directors who served on committees of the Board attended 75% or more of the meetings of the committees on which they served during fiscal 2010.

The following table identifies the committee members as of October 29, 2010.

Committee Name
Independent Directors	Audit	Compensation	Nominating and Corporate Governance
Scott A. Billeadeau *	Chairperson
Joseph E. Laird, Jr.		Chairperson
James J. McGonigle**		Member	Chairperson
Walter F. Siebecker	Member	Member
Charles J. Snyder			Member
Joseph R. Zimmel	Member		Member

*	Financial Expert

**	Lead Independent Director

Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight review of FactSet’s internal and external financial reporting processes. Its primary responsibilities include: meeting with financial management and the independent auditors to review FactSet’s system of internal controls; assessing the quality of FactSet’s accounting principles and financial reporting; reviewing the external audit process as conducted by FactSet’s independent auditors; reviewing the financial information provided to stockholders and other external parties; and preparing the report of the Audit Committee included in the definitive proxy statement on a yearly basis. The Board has determined that Mr. Billeadeau qualifies as the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Board has also determined that each member of the Audit Committee is independent under the standards of the New York Stock Exchange and NASDAQ and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit Committee. The Audit Committee met five times during fiscal 2010.

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established categories and budgets, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or, by any member of the Audit Committee pursuant to delegated authority. Any pre-approvals by an Audit Committee member pursuant to this delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate pre-approval authority to management.

Compensation Committee. The primary responsibilities of the Compensation Committee are to review and approve the compensation policies for the Chief Executive Officer and other key executive officers of the Company, oversee the Company’s administration of its equity-based compensation policies, approve grants of share-based awards to officers and employees of the Company under its option plans, establish annual performance goals for the Company’s principal executive officers and assess the quality of the performance of those executive officers. No fees were paid to compensation consultants by FactSet because no consulting services were provided to the Board or Compensation Committee related to executive or Director compensation during fiscal 2010. The Compensation Committee met three times during fiscal 2010.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the qualifications of candidates for nomination as Directors, makes recommendations to the Board regarding prospective nominees to the Board, issues recommendations to the Board regarding corporate governance issues and, as appropriate, assists in succession planning for senior management of FactSet. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written communications to FactSet’s Secretary. Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors is composed of a diverse group of leaders. The Board of Directors encourages selection of Directors who will contribute to FactSet’s overall corporate goals: responsibility to its stockholders, technology leadership, effective execution, high client satisfaction and superior employee working environment. The Nomination and Governance Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints, personal background and diversity of skills in finance, technology, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board at that time. The description of each nominee set forth in the “Business Experience and Qualification of Board Members” section above includes the primary individual experience, qualifications, attributes and skills of each of the Company’s Directors that led to the conclusion that each director should serve as a member of the Board of Directors at this time. The Nominating and Corporate Governance Committee met once during fiscal 2010 and all members of the Committee attended.

The Role of the Board in Risk Oversight

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, compliance and other risks. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized above.

The Company believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. FactSet’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of FactSet’s risk management. With the oversight of the Board of Directors, FactSet has implemented practices and programs designed to help manage the risks to which it is exposed to in its business and to align risk-taking appropriately with efforts to increase stockholder value. FactSet’s management evaluates enterprise risk and has implemented controls and procedures designed to work across the business to identify, assess, govern and manage risks and FactSet’s response to those risks. These procedures include quarterly global risk reviews by members of senior management at Board meetings, as well as a senior management committee that focuses on risk management-related topics.

The Audit Committee, which oversees FactSet’s financial and risk management policies, receives regular reports on risk and internal controls, including from the Principal Financial Officer, a member of the senior management committee above. As part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Principal Financial Officer and Principal Accounting Officer oversee matters related to risk management policies and programs addressing currency and interest rate risk. The Compensation Committee oversees compensation-related risk management, as discussed further above and in the Compensation Discussion and Analysis.

Each committee reports on its activities to the full Board of Directors at each regular meeting of the Board. In addition, the Board of Directors participates in regular discussions among the Board and with FactSet’s senior management of many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board of Directors believe that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

Legal Proceedings

Over the past ten years, no Director or nominee has been involved in:

•	Legal proceedings, such as SEC securities fraud enforcement actions against any Director or nominee;

•	Judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business activity;

•	Judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions; and

•	Disciplinary sanctions or orders imposed by a stock, commodities, or derivatives exchange or other self-regulatory organization.

Additional Corporate Governance Information

FactSet is committed to maintaining the highest standards of business conduct and corporate governance, which the Company believes are essential to running its business efficiently, serving its stockholders well and maintaining integrity in the marketplace.

Code of Business Conduct. The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, all other officers and the Company’s Directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at http://investor.factset.com on the Corporate Governance Highlights page of the Investor section. You may also request a copy of the Code of Business Conduct and Ethics by writing to Investor Relations, FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851. Any amendment to the Code of Business Conduct and Ethics (other than technical, administrative or non-substantive amendments) and any waiver of a provision of the Code that applies to a member of FactSet’s Board or one of its executive officers will be promptly disclosed on the Corporate Governance Highlights page of the Investor section of its website.

Contacting the Board. Stockholders and other interested parties may contact the Board, the Lead Independent Director or non-management Directors as a group by sending their correspondence to: Board of Directors (or other appropriate group), c/o Corporate Secretary, FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851; facsimile number: 1-203-810-1001; email address: Board@factset.com. The Corporate Secretary will review all communications and forward them to the Chairman of the Board or the Lead Independent Director, as appropriate. The Corporate Secretary may, however, filter out communications that do not relate to the Company’s business activities, operations or its public disclosures, but will maintain a record of these communications and make them available to the Chairman of the Board or the Lead Independent Director (solicitations will not be recorded or forwarded). Any communications received by the Chairman of the Board or Lead Independent Director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee to address these matters.

AUDIT COMMITTEE REPORT

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of FactSet’s financial reporting, accounting systems and controls. The Board has reviewed independence for audit committee members as defined in both the New York Stock Exchange and NASDAQ and has determined that each member of the Audit Committee met each listing’s standard. The Audit Committee has a direct line of communication with PricewaterhouseCoopers LLP, FactSet’s independent public accountants.

The responsibilities of the Audit Committee are set forth in its Charter which is available on the Company’s website at http://investor.factset.com. In fulfilling its responsibility, the Audit Committee discusses with the Company’s independent public auditors the overall scope and specific plans for their audit. The Audit Committee has reviewed FactSet’s audited consolidated financial statements for fiscal 2010 with management and with PricewaterhouseCoopers LLP. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting FactSet’s consolidated financial statements. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP matters such as the quality and acceptability of FactSet’s accounting principles as applied in its financial reporting, as required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Volume 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received and reviewed the written disclosures from PricewaterhouseCoopers LLP concerning such auditors’ independence from FactSet and has discussed with PricewaterhouseCoopers LLP its independence, as required by PCAOB Rule 3520, Auditor Independence and PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee recommended to the Board of Directors and the Board has approved the selection of the independent public auditors.

In reliance on the reviews and discussions conducted with management and the independent public auditors, the Audit Committee has recommended to the Board of Directors and the Board has approved the inclusion of the audited consolidated financial statements for fiscal year ended August 31, 2010 in FactSet’s 2010 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Scott A. Billeadeau, Chairman

Walter F. Siebecker

Joseph R. Zimmel

DIRECTOR COMPENSATION

Director Compensation Program

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. FactSet does not pay management directors for Board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation. Each non-employee Director is provided access to the new FactSet, at no charge, which allows them to utilize the Company’s suite of products and services.

For fiscal 2010, this compensation consisted of:

Cash Compensation.

•	A $25,000 annual retainer paid quarterly.

•	An additional $2,500 annual retainer to each chairman of a Board Committee.

•	An additional $2,500 annual retainer to each Audit Committee member.

Equity Compensation.

On December 16, 2008, the Company’s stockholders approved the 2008 Non-Employee Directors’ Stock Option Plan (the “Plan”) that provides for the grant of share-based awards, including stock options, to non-employee Directors of FactSet. The ratification of the Plan replaced the FactSet 1998 Non-Employee Directors’ Stock Option Plan, which had expired on November 1, 2007, except with respect to outstanding options previously granted thereunder. A total of 250,000 shares of FactSet common stock have been reserved for issuance under the Plan. The expiration date of the Plan is December 1, 2018. The shares of FactSet common stock to be issued may be either authorized and unissued shares or shares held by the Company in its treasury. Consistent with the 1998 Non-Employee Directors’ Stock Option Plan, the new Plan provides for annual equity grants for each non-employee Director and will provide the Company greater flexibility to change the vesting schedule per option grant, modify the number of options granted on an annual basis and adjust the term of the grants.

Annual grant

Under the 2008 Non-Employee Directors’ Stock Option Plan, the Compensation Committee may award an annual equity grant to each non-employee Director on January 15th of each year having an intended value of $65,000. The number of option shares to be granted in order to deliver this value will be determined on grant date using an option-pricing model. As such, the Compensation Committee recommended and the Board approved an annual equity grant of 3,085 non-qualified stock options to each of the six non-employee Directors on January 15, 2010. The exercise price was $66.81 per share, being equal to the closing price of the Company’s common stock on that date. The grant date fair value of this option grant was $390,000 or $65,000 per Director. The non-qualified stock options granted to Directors vest ratably at 20% per year over five years upon the anniversary date of each grant and expire seven years from the date the options were granted. The plan contains provisions regarding the exercisability and vesting of outstanding options in the event of termination of service, incapacity, death and change in control of FactSet.

New Director one-time grant

New Directors typically receive options to purchase up to 10,000 shares of FactSet common stock, as recommended by the Compensation Committee. The options are typically granted on January 15 after the new Director’s first annual meeting. There were no new directors appointed to the Board during fiscal 2010.

Expenses.

The Company pays or reimburses Directors for travel, lodging and related expenses incurred in connection with attending Board, Committee and stockholder meetings and other Company business related events. From time to time, the Company may reimburse a Director’s expenses for his participation in third party-supplied continuing education related to the Director’s Board or Committee service.

Director Summary Compensation Table

The following table provides information as to compensation for services of the non-employee Directors during fiscal 2010.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Scott A. Billeadeau	$30,000	$—	$65,000	$—	$—	$—	$95,000
Joseph E. Laird, Jr.	$27,500	$—	$65,000	$—	$—	$—	$92,500
James J. McGonigle	$27,500	$—	$65,000	$—	$—	$—	$92,500
Walter F. Siebecker	$27,500	$—	$65,000	$—	$—	$—	$92,500
Charles J. Snyder	$25,000	$—	$65,000	$—	$—	$—	$90,000
Joseph R. Zimmel	$27,500	$—	$65,000	$—	$—	$—	$92,500

(1)	The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Share-Based Payment, (“ASC Topic 718”), of stock option awards issued during fiscal 2010 pursuant to the 2008 Non-Employee Directors’ Stock Option Plan. For information on the valuation assumptions with respect to stock option grants, refer to the Note 14, Stock-based Compensation, in the notes to the consolidated financial statements contained in FactSet’s 2010 Annual Report on Form 10-K. There can be no assurance that these grant date fair values will be realized by the non-employee Directors. The actual gain that a non-employee Director may receive from exercising an option sometime in the future may be higher or lower than these reported amounts, and these options have value only if the price of the Company’s stock increases above the option’s exercise price. Non-employee Directors received stock option grants on January 15, 2010 totaling 18,510 shares. The exercise price was $66.81 per share, being 100% of the NYSE closing price of the Company’s common stock on that date. The grant date fair value of the option grants was $390,000. At August 31, 2010, the non-employee Directors had the following outstanding stock option awards, some of which were not fully or partially vested: Scott A. Billeadeau, 35,400 shares; Joseph E. Laird, Jr., 44,400 shares; James J. McGonigle, 50,400 shares; Walter F. Siebecker, 26,400 shares; Charles J. Snyder, 44,400 shares; Joseph R. Zimmel, 22,900 shares.

Director Nominations

The Company has a standing Nominating and Corporate Governance Committee. A copy of the charter of the Nominating and Corporate Governance Committee may be found on the Company’s website at http://investor.factset.com on the Corporate Governance Highlights page of the Investor section. The members of the Nominating and Corporate Governance Committee are independent under the listing standards of the New York Stock Exchange and the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in written communications to FactSet’s Secretary prior to August 1 for the ensuing election. Any such communication must follow the guidelines set forth in the FactSet Research Systems Inc. Director Nominee Selection Policy, a copy of which may be found on the Corporate Governance Highlights page of the Investor section of the Company’s website. The policy lists selection criteria including integrity, professionalism and sound business judgment. The Nominating and Corporate Governance Committee will consider any nominee recommended by a stockholder in accordance with its policy under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee will select nominees for directors pursuant to the following process:

•

Identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from directors and senior management, recommendations by stockholders and potentially a director search firm.

•

Review of each candidate’s qualifications by the Nominating and Corporate Governance Committee to determine which candidates best meets the Board’s required and desired criteria. The review of the nominee’s qualifications includes capabilities, availability to serve, conflicts of interest and other relevant factors. The Committee shall search for individuals as nominees with the highest personal and professional integrity, who shall have demonstrated strong ability and judgment and who shall be effective in serving the long-term interest of stockholders.

•	Interviews of an interested candidate by the Chairman of the Nominating and Corporate Governance Committee, at least one other committee member and the Chief Executive Officer.

•	Report to the Board by the Nominating and Corporate Governance Committee on the selection process.

•	Recommendation by the Nominating and Corporate Governance Committee of a nominee to the Board.

•

Formal nomination of the candidate by the Board for inclusion in the slate of directors for the annual meeting of stockholders or appointment by the Board to fill a vacancy between stockholder meetings.

For candidates proposed to it, the Nominating and Corporate Governance Committee requires: (i) the candidate’s full name, address, email and phone number; (ii) a verbal statement by the candidate that he or she wishes to be nominated and is willing and able to serve as a director; (iii) a verbal statement of the good faith belief by the proposing stockholder that the candidate meets the Company’s criteria, and (iv) such other written documentation as the Committee may request to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in the FactSet Bylaws, Corporate Governance Guidelines and the FactSet Research Systems Inc. Director Nominee Selection Policy, available on the Company’s website.

EXECUTIVE OFFICERS

The following table shows the Company’s executive officers at August 31, 2010:

Name of Officer	Age	Office Held with the Company	Officer Since
Philip A. Hadley	48	Chairman of the Board of Directors, Chief Executive Officer	2000
Peter G. Walsh	45	Executive Vice President, Chief Operating Officer	2005
Michael D. Frankenfield	45	Executive Vice President, Director of Global Sales	2001
Maurizio Nicolelli	42	Senior Vice President, Director of Finance and Principal Financial Officer	2009
Kieran M. Kennedy	45	Senior Vice President, Director of Global Sales Operations	2002

Philip A. Hadley’s business experience is listed above in the section titled “Corporate Governance.”

Peter G. Walsh, Executive Vice President, Chief Operating Officer. Mr. Walsh joined the Company in 1996 as Vice President, Planning and Control within the Company’s Finance group. Mr. Walsh held the position of Vice President, Director of Finance from 1999 until 2001. From late 2001 to February 2005, Mr. Walsh occupied the position of Vice President, Regional Sales Manager of the U.S. Southeast Region. On March 1, 2005 he assumed the position of Chief Financial Officer and Treasurer. On October 1, 2009, Mr. Walsh was promoted to his current position as the Company’s Chief Operating Officer, where he is responsible for product development, content collection and software and systems engineering. Prior to joining FactSet, Mr. Walsh held several positions at Arthur Anderson & Co. Mr. Walsh received a B.S. in Accounting from Fairfield University. He is a CPA licensed in the state of New York, has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Michael D. Frankenfield, Executive Vice President and Director of Global Sales. Mr. Frankenfield joined the Company in 1989 within the Consulting Services Group. From 1990 to 1994, Mr. Frankenfield held the position of Vice President, Sales with the Company. From 1995 to 2000 Mr. Frankenfield was Director of Investment Banking Sales with the Company. From 2000 until 2005, Mr. Frankenfield was Director of Sales and Marketing with FactSet and from September 2005 until August 2009, he was the Director of Investment Management Services. In August 2009, he was promoted to his current position as Director of Global Sales. Mr. Frankenfield received a B.A. in Economics and International Relations from the University of Pennsylvania and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Maurizio Nicolelli, Senior Vice President, Director of Finance and Principal Finance Officer. Mr. Nicolelli joined FactSet in 1996 as the Senior Accountant and held the position of Chief Accountant from 1999 to 2001. Since 2002, he has served as Vice President and Comptroller of the Company. On October 1, 2009, Mr. Nicolelli was appointed to Senior Vice President, Director of Finance and Principal Financial Officer. Prior to joining FactSet, he was employed at PricewaterhouseCoopers LLP. He holds a B.S. degree in Political Science from Syracuse University and an M.B.A. degree in Accounting from St. John’s University. Mr. Nicolelli is a CPA licensed in the state of New York.

Kieran M. Kennedy, Senior Vice President and Director of Global Sales Operations. Mr. Kennedy joined the Company in 1990 within the Consulting Services Group. From 1993 to 1997, Mr. Kennedy held the position of Sales and Consulting Manager for the West Coast. Mr. Kennedy was Director of Consulting from 1997 until he assumed his current position as Director of Investment Banking and Brokerage Services in 2002. In August 2009, he assumed his current position as Director of Global Sales Operations. Prior to joining FactSet, Mr. Kennedy held a Currency Trading position at Goldman Sachs & Co. Mr. Kennedy received a B.A. in Economics from Syracuse University.

* Effective October 1, 2009, Michael F. DiChristina stepped down from his position as President and Chief Operating Officer of FactSet. Mr. DiChristina, who has been with FactSet since 1986 and had been in his current role since 1999, continues to serve on the Company’s Board of Directors as an employee of the Company. Mr. Walsh, FactSet’s Chief Financial Officer since 2005, was promoted to Chief Operating Officer, and Maurizio Nicolelli, the Company’s Comptroller, was appointed to Senior Vice President, Director of Finance and Principal Financial Officer, effective October 1, 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) is responsible for administering FactSet’s executive compensation policies and practices. The Committee is composed solely of independent directors and reports regularly to the Board. Independent directors are not eligible to participate in any of the plans or programs the Committee administers. In fiscal 2010, the Committee reviewed compensation, including equity-based awards, for each named executive officer (“NEO”). The Committee reviews and approves the aggregate number of equity-based awards granted to all employees of FactSet. The Committee also reviews the compensation, including stock and option-based awards, for each senior executive team member as well as for those employees who report directly to either the Chief Executive Officer, Chief Operating Officer or Director of Global Sales. The Committee believes that the fiscal 2010 compensation of the NEOs was aligned with FactSet’s performance and returns to stockholders and provided a balanced mix between base pay and incentive compensation.

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” purports to disclose the Compensation Committee’s deliberations and philosophy in making executive compensation decisions and policy, it is accurate and materially complete.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Joseph E. Laird, Jr., Chairman

James J. McGonigle

Walter F. Siebecker

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) is intended to provide context for the decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s named executive officers during fiscal 2010 who are listed as follows:

•	Philip A. Hadley, Chairman of the Board of Directors and Chief Executive Officer

•	Peter G. Walsh, Executive Vice President and Chief Operating Officer *

•	Michael D. Frankenfield, Executive Vice President and Director of Global Sales

•	Maurizio Nicolelli, Senior Vice President, Director of Finance and Principal Financial Officer *

•	Kieran M. Kennedy, Director of Global Sales Operations

•	Michael F. DiChristina, Director and former President and Chief Operating Officer until October 1, 2009 *

*	Effective October 1, 2009, Michael F. DiChristina stepped down from his position as President and Chief Operating Officer of FactSet. Mr. DiChristina, who has been with FactSet since 1986 and had been in his current role since 1999, continues to serve on the Company’s Board of Directors as an employee of the Company. Mr. Walsh, FactSet’s Chief Financial Officer since 2005, was promoted to Chief Operating Officer, and Maurizio Nicolelli, the Company’s Comptroller, was appointed to Senior Vice President, Director of Finance and Principal Financial Officer, effective October 1, 2009.

The Compensation Committee of the Board is responsible for policies and decisions regarding the compensation and benefits for NEOs. The Compensation Committee also administers FactSet’s stock option plans. Certain facts described in this CD&A reflect Compensation Committee deliberations about which management does not have personal knowledge, although the Compensation Committee has advised management that the information in this CD&A is accurate and materially complete.

Fiscal 2010 Corporate Performance

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Annual Subscription Value (“ASV”) Growth - FactSet reported ASV growth of $61 million over the last twelve months as compared to $4 million in fiscal 2009. The significant increase in ASV in fiscal 2010 was driven by the release of the new FactSet platform, delivery of FactSet proprietary content across all geographies, enhancements to the FactSet product offering and related applications and $16 million from the acquisition of Market Metrics.

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User and Client Count Expansion - The number of professionals subscribing to FactSet services grew by 5,500 during fiscal 2010 and totaled 42,800 as of August 31, 2010. The Company added 65 net new clients over the past 12 months as client count was 2,110 at the end of the current fiscal year. User and client growth showed the highest quarterly change in the last two years during the fourth quarter of fiscal 2010.

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Increases in Net income and EPS - Net income rose 4% to $150 million and diluted earnings per share increased 5% in fiscal 2010 compared to the year ago period. In addition to the growth in ASV, FactSet maintained a disciplined approach to controlling costs, sharpened its focus on smart investments in technology innovation with an eye on ongoing changes in the marketplace and the need to deliver high-quality workflow solutions to the industry.

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Free Cash Flow - During the last twelve months, free cash flow rose 4% to $190 million and exceeded net income by 27% as the Company experienced record levels of net income, positive working capital changes and a reduction in capital expenditures.

Recent Market Trends

The unprecedented events related to the collapse of the financial markets in late 2008 prompted investors to question the role that executive compensation programs may have had in contributing to excessive risk-taking by senior executives to achieve short-term financial gain at the expense of the long-term health of a company. In light of these facts, the Committee continues to review the objectives and design of FactSet’s executive compensation policies to encourage decisions and behaviors to align with the long-term interests of the Company’s stockholders. The Committee concluded the following:

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FactSet’s programs appropriately balance short- and long-term incentives, with approximately 40% of the total target compensation for the senior executive team provided in equity and focused on long-term performance.

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Executive compensation policies pay for performance against goals that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management.

•	Qualitative factors beyond the quantitative financial metrics are a key consideration in the determination of individual executive compensation payments.

Executive Compensation Philosophy

FactSet has historically established executive compensation based upon the following goals and principles:

•	Provide appropriate incentives for both individual and business performance.

•	Link the long-term financial interests of key employees and FactSet’s stockholders via stock-based incentives.

•	Maintain executive compensation at levels relative with other members of senior management.

•	Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.

Provide appropriate incentives for both individual and business performance. Approximately 40% of each named executive officer’s total compensation is performance-based variable compensation, which rewards the executive for annual business performance against pre-determined goals. The Compensation Committee has designed the executive compensation program to encourage named executive officers to strive for outstanding individual performance, which is expected in turn to drive the positive performance of the Company as a whole. The Compensation Committee reviews the individual goals of each named executive officer prior to the end of each fiscal year to determine the executive’s performance relative to stated objectives, both quantitative as well as qualitative. A named executive officer’s achievement of certain goal levels will dictate, with the application of some discretion by the Committee, that executive’s bonus for the fiscal year just completed as well as salary levels for the coming fiscal year.

Align the financial interests of key employees and FactSet’s stockholders via share-based incentives. The Compensation Committee seeks to motivate executives to work conscientiously to achieve both short term and long term goals and, thereby, create stockholder value. Equity-based compensation, including stock options and restricted stock, has regularly represented a significant portion of total compensation. With stock options, executives only benefit if the Company’s stock price appreciates from the date of grant of the award. The Compensation Committee has also viewed options as a method, not only of encouraging the named executive officers to drive Company performance in the long term, but also of encouraging the retention of officers. With restricted stock, the Compensation Committee has recognized that share ownership by named executive officers is a positive characteristic. Named executive officers’ interests as stockholders and option holders themselves have been aligned in the past with those of stockholders generally, and are anticipated to remain so aligned due in part to the large share ownership such officers have maintained.

Maintain executive compensation at levels relative to other members of management. In addition to the other elements relevant to determining named executive officers’ compensation, FactSet’s Compensation Committee has also considered the potential difference between the total compensation package offered to its top executives and the compensation of other employees, both management and non-management. The Compensation Committee determines compensation and stock-based incentive awards for the named executive officers at the same time as it approves pools for the Company as a whole. The Compensation Committee criteria and performance levels attempt to provide compensation to named executive officers that both recognize their achievements, but also maintain internal pay equity in comparison with other executives and the general employee base. This awareness has helped with retention not only at the senior executive level but also at other levels in developing management of the Company.

Attract and retain talented personnel. The Company operates in several highly competitive labor markets and must ensure that total compensation compares well with that offered by competitors in those markets. The Compensation Committee has designed executive compensation bearing in mind the compensation offered by other companies in the technology and financial information industry, to the extent such information is publicly available. The Committee also considers that the named executive officers’ share ownership of FactSet stock is, in some cases, a significant point of distinction from other companies in determining compensation.

Elements of Compensation

FactSet’s executive officers are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles and stockholder interests and concerns. The core of FactSet’s executive compensation philosophy continues to be to pay for performance, as discussed in greater detail below. Fiscal 2010 annual compensation decisions emphasized rewarding performance. The financial performance goals set for fiscal 2010 for the variable cash incentive awards for executive officers and long-term, equity-based incentive awards were achieved, thus the performance-based cash and equity-based incentive awards for the named executive officers in fiscal 2010 exceeded fiscal 2009.

The three major elements of FactSet’s executive officer compensation in fiscal 2010 continued to be:

•	Base salary;

•	Variable cash incentive awards (annual bonus); and

•	Long-term, equity-based incentive awards.

Base Salary. The Compensation Committee has established base salaries according to the experience and qualifications of the individual executives. Generally, base salaries are intended to be sufficiently competitive to attract and retain key employees, although they are secondary to a view of total cash compensation. Salaries for named executive officers are also considered in the context of compensation to employees of the Company in the aggregate. In fiscal 2010, in light of general economic conditions, the Compensation Committee did not make any material adjustments to the annual base salaries of the named executive officers.

Annual Bonus. The Compensation Committee has determined annual bonuses on a discretionary basis considering a number of factors including FactSet’s ASV and EPS growth, achievement of strategic and department goals, individual performance and competitive market practices. In the normal course of business, the Committee determines the bonuses for the named executive officers based on their operational and financial performance, as described in further detail below. The bonus amounts are not determined by a predefined formula. Rather they are judgment-based and based upon achievement of individual goals, overall company performance for the fiscal year and a review of compensation at peer companies for each named executive officer. For each NEO, management of the Company prepares for the Compensation Committee a written performance appraisal, peer review compensation statistics and a recommendation for compensation change. The recommendations are reviewed by the Compensation Committee and may be revised based on discussion of this information.

Long-term, Equity-based Incentive Awards. The use of equity-based compensation has been a significant component of FactSet’s overall compensation philosophy and is one that the Company plans to continue. FactSet’s philosophy is built on the principles that equity compensation should seek to align employees’ actions with stockholder interests; attract, retain, and motivate highly qualified executives; and, balance the focus on short- and longer-term performance objectives. The Company believes that it has been successful in achieving this alignment through the use of equity-based compensation which, beginning in October 2009, includes the use of restricted stock awards. The Compensation Committee has also recognized the unique significant ownership stake of the NEOs in the Company and consequently has not mandated that its executive officers maintain a specified level of stock ownership in the Company. The Compensation Committee determines the size of the long-term, equity-based incentives according to each NEO’s position within FactSet and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value. The Committee takes into account an individual’s performance history, his or her potential for future advancement, the Chief Executive Officer’s recommendations for awards other than his own and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

Historically, equity-based plan awards were granted prior to the end of each fiscal year and were not synchronized with the year-end performance review process. As such, FactSet changed the timing of the equity-based grants to October 2009, which corresponds to the timing of the annual bonus payments.

FactSet has historically structured its long-term equity-based grants as stock options. However, as of the end of fiscal 2009, the Committee made the decision to grant restricted stock awards (“RSA”) to its employees, including the NEOs, beginning with an October 2009 grant. The Committee believes that, in light of the current stock market volatility, the most effective way to promote equity ownership by the executives, reward them for solid operating performance and retain them during a volatile economic period is to award RSAs in addition to performance-based stock options as the vehicles for equity-based compensation.

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Performance-Based Stock Options. In a further effort to drive long-term performance, the Compensation Committee approved performance-based options that were granted to NEOs as well as other employees of the Company in October

2009. Performance-based stock options require management to make assumptions regarding the likelihood of achieving Company performance goals. The number of performance-based options that vest will be predicated on the Company achieving performance levels for both organic subscriptions and diluted earnings per share during the two years ended August 31, 2011. Dependent on the financial performance levels attained, 0%, 20%, 60% or 100% of the performance-based stock options will ultimately vest to the grantees of those stock options. Performance levels, vesting percentages and the ratio of performance options granted to all options granted are identical for the named executive officers and all other employees who received option grants.

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Restricted Stock Awards. A RSA represents shares of common stock granted to an employee, subject to vesting requirements. The fair value of a RSA grant is determined by multiplying the number of RSAs by the price of the Company’s stock on the grant date reduced by the present value of dividends expected to be paid over the vesting period. As the price of FactSet’s stock fluctuates, so does the fair value of the RSA; this allows for employee and stockholder alignment with both increases and decreases in the Company’s stock price. RSAs also provide for more stable value than stock options since RSAs provide value to employees with both increases and decreases in company stock price. For each NEO and all other employees, the ratio of RSAs to performance-based stock options was one RSA for every five performance-based stock options granted. The RSAs granted in fiscal 2010 primarily cliff vest 60% after three years and 100% after five years of service.

•	Service-based Stock Options. There were no service-based stock options granted to named executive officers during the normal annual compensation cycle in fiscal 2010.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the named executive officers. As such, compensation paid in fiscal 2010 that was less than $1 million to each NEO is fully tax-deductible. The tax deductibility of compensation for the named executive officers will be preserved as long as such actions are consistent with the Committee’s compensation policies and objectives and are in the best interests of the Company and its stockholders.

Perquisites and Personal Benefits. The Company’s policy is to not extend perquisites or personal benefits to employees other than for limited and specifically defined business purposes. The incremental costs to the Company in fiscal 2010 of those benefits provided to NEOs that the Securities and Exchange Commission deems to be “perquisites and personal benefits” are reported in the “Summary Compensation Table” (included in the amounts reported in the column captioned “All Other Compensation”). The Audit Committee exercises oversight over the perquisites and personal benefits that are made available to NEOs. The Compensation Committee determined that the perquisites and personal benefits available to NEOs in fiscal 2010, and their costs to the Company, were reasonable and properly disclosed to stockholders. In addition, named executive officers are able to participate in the same defined benefit plans as all other eligible employees, including health, retirement, life insurance, and disability plans, as well as an employee stock purchase plan.

Post-Termination Compensation. Beyond allowing executives to participate in the Company’s 401(k) plan, under which the Company matches contributions for all employees up to a maximum of $9,800 (and subject to any limitations imposed by ERISA), FactSet does not provide any other post-employment benefits to its executive officers or any employees. However, Mr. Walsh is entitled to certain severance benefits pursuant to his employment agreement in the event of a change in control of the Company or his separation from the Company under certain circumstances. His additional severance and change in control benefits are described below under the heading “Potential Payments upon Termination or Change in Control.”

Process of Determining Annual Executive Compensation

FactSet has not entered into any employment agreements with any of its NEOs, other than an agreement that grants certain rights to Mr. Walsh in the event of a separation from the Company. As such, FactSet is not bound by any contractual salary, incentive grants or other compensation requirements for the named executive officers. FactSet’s Compensation Committee has not historically used the services of a compensation consultant. In the determination of stock options grants and bonuses, the Committee has considered information provided to it by management, at the Committee’s request, regarding the compensation levels of executives at designated peer companies.

Methodology Determination. In the fourth quarter of fiscal 2010, the Compensation Committee met to determine the methods it would use to set compensation for the NEOs. Each compensation component and the Compensation Committee’s decisions regarding these elements are considered as part of a collective package of compensation to each individual NEO. The Committee members discuss what they believe to be appropriate levels of compensation in their business judgment. Each element of compensation is considered independently for overall soundness of the level of compensation in relation to the amounts awarded to other individuals. In addition, each NEO’s compensation as a whole is considered in comparison to that of other executives and employees of the Company. The Compensation Committee has not considered any forms of compensation other than salary, bonus and equity awards. The Committee did not engage in any further quantitative or qualitative analyses regarding its decision to make specific compensation awards or regarding any particular type of award or form of compensation.

Meetings. In a series of meetings, the Compensation Committee determines appropriate salary for the upcoming year, bonus levels for the fiscal year just completed and upcoming equity-based grants for the named executive officers. The Compensation Committee follows guidelines for equity-based awards, which apply to awards for named executive officers as well as all other employees. The guidelines require management to study, make recommendations and provide supporting analysis to the Compensation Committee regarding proposed equity awards. The supporting analysis shared with the Committee provides details about each executive’s cash and total compensation, existing equity awards, the amounts vested and unvested and the percentage of total compensation that the suggested equity-based grant would represent. The materials also demonstrate the aggregate amount of awards and other compensation that have been historically granted and are proposed to be granted to the Company in the aggregate. In addition, management reviews with the Committee the various Company performance levels and the equity-based grants that would vest based on the various performance targets. On the basis of such materials, prepared at the Committee’s request, the Compensation Committee approves equity grants for each member of the Company’s Executive Committee, which includes the named executive officers. The Committee then also separately approves the equity-based grant for the Chief Executive Officer. Typically, during the same meeting, the Compensation Committee further approves total equity-based grants for all FactSet employees in the aggregate. The Compensation Committee thus determines awards for the named executive officers in the context of considering grants for employees of the Company as a whole.

Review Management-prepared Materials. The Compensation Committee considers materials prepared by management at the Committee’s request and direction, detailing the historical salary, bonus and total cash compensation levels of the named executive officers and other members of the Company’s Executive Committee. In addition, management provides to the Compensation Committee materials outlining the individual performance of each named executive officer with respect to his goals and objectives for the past year, both qualitative and quantitative, measured against financial goals for the Company’s performance as well quantitative performance in the individual executive’s functional area. Management also provides the Committee with materials regarding the overall financial performance of the Company as well as operational and strategic accomplishments during the past fiscal year. Historically, management has also provided an evaluation during a meeting of the contribution to the performance of the Company by each named executive officer. The Committee members then make their determinations as to the bonus for the just completed fiscal year and base salary for the upcoming year for each named executive officer. Management does not participate in this deliberation and the Chief Executive Officer is not present for discussions regarding his own compensation. Typically, at the same meeting, the Compensation Committee approves the total bonus pool for the Company’s operational areas as a whole, so that compensation to the named executive officers is made in the larger context of compensation for all the Company’s employees.

In fiscal 2010, management provided the Compensation Committee with performance targets that correlate to “Below”, “Expected”, “Excellent” and “Superlative” results for ASV growth. The Company’s EPS targets are also implied in that the Company is managed each year with the goal of EPS growth being equal to or greater than ASV growth. These targets are detailed for each geographic region managed by a NEO and for the Company in aggregate. The growth figures do not, however, correlate to any target compensation levels, but rather informs the Compensation Committee generally as to the performance of the Company. The Compensation Committee also considered qualitative comments pertaining to each named executive officers’ goals and performance gathered during the Company’s standard review process for all employees. Although no specific levels of compensation were tied to the achievement of these goals, the Compensation Committee took such performance into account in awarding bonuses and equity awards. No other specific items of corporate performance are taken into account in making compensation decisions.

Performance versus Goals and Objectives. The Compensation Committee determines the actual size of bonus payments and equity-based grants awarded to each of the named executive officers based on the Compensation Committee’s subjective view of the executives’ achievement of qualitative goals set out in materials provided to the Committee by management. There are no specific quantitative formulas involved that would result in a particular compensation level. The Committee agrees on the executive’s performance and related compensation through conversation and discussion.

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Mr. Hadley’s goals included increase ASV, EPS growth equal to or greater than ASV growth, communicate the company’s goals, strategies and values including optimizing capital allocation and responding to industry changes to improve the Company’s competitive position, significantly grow FactSet collected content and continue to expand the user base and the functionality of FactSet for its clients.

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Mr. Walsh’s goals included increase ASV, EPS growth equal to or greater than ASV growth, complete and release new FactSet workstation, have greater than 50% usage by year-end, significantly improve company analysis, continue to execute on the PA Suite product plan, deliver on software engineering goals, enhance the FactSet service and product while ensuring successful replication and systems, expand and improve on FactSet’s proprietary data content and continue to build out the internal FactSet content collection team.

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Mr. Frankenfield’s goals included increase ASV, acquire new clients, upgrade existing users to the new FactSet workstation, review the sales operations to effectively capitalize on new business opportunities, meet certain human resources goals and advance certain products.

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Mr. Nicolelli’s goals included increasing ASV, EPS growth equal to or greater than ASV growth, manage FactSet’s cost structure to maximize the Company’s competitive position, improve the visibility of certain internal financial metrics, ensure financial reporting compliance, evaluate strategic opportunities to improve sales to existing applications and manage certain technical projects.

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Mr. Kennedy’s goals included increase ASV, deliver market analysis to ensure sales resources are allocated optimally, simplify pricing, create product packages that address distinct user types and match demand, improve sales force preparedness and efficiency through internal training, implement systems and administrative help to simplify sales workflow, improve reporting and measure results, advance the new FactSet marketing campaign, meet certain human resources goals and advance certain products.

The compensation to be issued is not based on a quantitative formula. Each named executive officer was measured on his performance relative to their qualitative goals in determining the appropriate overall level of compensation. The compensation is then granted as a mix including base salary, bonus and equity-based grants.

Performance-based Option Awards. With regard to performance-based option awards, the Company will be required to review its two year compounded annual growth rate of organic ASV and diluted EPS to determine the number of nonqualified performance-based options that a named executive officer will be entitled to receive, based on levels ranging from “Below Expectations,” to “Expected,” “Excellent” and “Superlative”. The following table sets forth the percentage of options granted that will vest at the end of the two year measurement period based on performance levels achieved by the Company. All Company employees granted performance-based options are eligible to have options vest on the same basis as the named executive officers.

Performance Level	Applicable Performance
Below Expectations	0%
Expected	20%
Excellent	60%
Superlative	100%

The Compensation Committee exercised its discretion over all cash and service-based equity awards to the named executive officers. The only compensation tool currently tied to a predefined formula is performance-based stock option awards. For options granted on August 14, 2008, the two-year measurement period concluded on August 31, 2010. The performance level achieved for organic ASV and EPS growth was “Below Expectations” and as such, none of the performance-based stock options vested. The two year compounded annual growth rates were reviewed by the Company and its Audit Committee. The Company has disclosed in its fiscal 2010 Annual Report on Form 10-K the financial ramifications of a change in the performance level currently estimated by the Company for all performance-based stock options currently outstanding as of August 31, 2010.

Upon grant, management estimates that with regard to the performance levels associated with performance-based options, the “Expected” level is likely and should be achieved, the “Excellent” level is not probable and is very difficult to achieve, and the “Superlative” level is not probable and is highly unlikely to be achieved. A historical analysis of the likelihood of achieving the various performance levels is not possible since these types of options where first granted in fiscal 2006. Using simple historical calculations would not take into account employees’ additional diligence in light of the goal of achieving the performance level needed to earn the vesting of options at a particular level.

The Committee has not designated target levels of performance that would enable an executive to qualify for an exact amount or a range of compensation levels, whether in the form of salary, bonus or option awards. Neither the Company nor the Compensation Committee has determined threshold, target and maximum payments for salaries or the actual size of bonus payments related to the Company’s performance, nor have they set the threshold, target and maximum number of shares underlying the performance share awards as related to the Company’s performance. Only the vesting of performance-based options is linked to specific growth targets of the Company as a whole, not any individual named executive officer’s performance.

The Compensation Committee considered all compensation to each NEO at the same time it determined the Company’s annual bonus and equity incentive awards pools. It should also be noted that no named executive officer participates in any Compensation Committee discussions of that executive’s own compensation.

Long-term Executive Incentive Compensation

FactSet believes that both cash compensation and non-cash compensation are appropriate mechanisms for driving executive performance in support of stockholder value. Cash compensation rewards annual (short-term) performance, while non-cash compensation is generally used to reinforce sustained performance over a longer period of time. The allocation between annual cash compensation and long-term equity compensation is based primarily on an evaluation of an executive’s overall role and contributions to the Company, taking into account competitive concerns regarding attracting and retaining superior talent.

As such, on February 9, 2010, the Compensation Committee recommended, and the full Board approved, a one-time share-based award grant to Messrs. Walsh and Frankenfield designed to focus the executives on long-term individual performance and Company growth initiatives. The total dollar value of the awards granted (a mix between stock options and restricted stock) was $4 million to each individual, representing a value of approximately $700,000 on an annualized basis over the vesting period of six years. The objective of the share-based award to each NEO was to encourage decisions and behaviors to align with the long-term interests of the Company’s stockholders. The Committee concluded the grant would better align and appropriately balance each individual’s overall compensation over the next six years, as the awards vest over a six-year service period. The grant emphasizes longer-term financial success and prudent risk management by the Mr. Walsh as the Chief Operating Officer and Mr. Frankenfield as the Director of Global Sales. The amount was determined by the Compensation Committee upon review of historical compensation paid and reflects a meaningful value to each NEO in order to drive and incentive long-term individual and Company performance. FactSet also considered the executive’s operating responsibilities, management level and unique contribution for the time period in question. The individual grant was comprised of $1 million in restricted stock awards (equal to 17,229 RSAs) and $3 million in service-based stock options (equal to 140,785 options). The grant attempted to build a compelling six-year wealth creation run for the executives and to ensure that the most leveraged talent at FactSet are paid accordingly.

Peer Group Executive Compensation Review

The Compensation Committee is provided executive compensation data of similarly situated NEOs at companies determined to be comparable by the Compensation Committee. The peer group consists of Advent Software, Inc., The Advisory Board Company, Arbitron Inc., The Corporate Executive Board Company, IHS Inc., Interactive Data Corporation, Morningstar, Inc., RiskMetrics Group Inc. (a wholly owned subsidiary of MSCI Inc.) and MSCI Inc. The materials presented to the Compensation Committee detailed the peer company compensation by type, including salary, bonus and equity awards. The Compensation Committee believes that its total target compensation for NEOs is competitive. The Compensation Committee concluded that the aggregate compensation approved for each NEO fell within the range of compensation offered by the peer companies. The Compensation Committee noted that management positions reported by peer companies are not always parallel to those of the Company. Given the large current and historical equity ownership of management, particularly Mr. Hadley, cash compensation relative to industry peers has not been a primary focus of overall compensation. Accordingly, total compensation awarded to Mr. Hadley was found to be below the average compensation for their analogous peers. However, total compensation awarded to Mr. Walsh, Mr. Frankenfield, Mr. Nicolelli and Mr. Kennedy was within the range of aggregate compensation granted to each analogous peer.

EXECUTIVE COMPENSATION

The tables below present compensation information for each named executive officer followed by a narrative discussion of compensation that each NEO could receive when their employment with the Company terminates under various circumstances or upon a change in control of the Company. The tables include footnotes and other narrative explanations important for your understanding of the compensation information in each table.

The first table below, the Summary Compensation Table, sets forth the compensation earned by the NEOs for services rendered in all capacities to FactSet for each respective fiscal year. The Company’s named executive officers include FactSet’s Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and the three most highly compensated executive officers (other than the PEO and PFO) during fiscal 2010.

Summary Compensation Table

The following table summarizes the compensation earned or awarded to each NEO for fiscal years 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)(6)	All Other Compensation ($)(7)	Total ($)
Philip A. Hadley	2010	$275,000	$800,000	$400,000	$133,333	$28,555	$1,636,888
Chief Executive Officer (PEO)	2009	$275,000	$525,000	$—	$90,000	$30,625	$920,625
	2008	$275,000	$640,000	$—	$360,000	$35,180	$1,310,180

Peter G. Walsh (9)	2010	$265,000	$580,000	$1,300,000	$3,100,000	$26,201	$5,271,201
Chief Operating Officer	2009	$255,000	$395,000	$—	$87,500	$26,818	$764,318
	2008	$255,000	$480,000	$—	$350,000	$24,405	$1,109,405

Michael D. Frankenfield	2010	$265,000	$580,000	$1,300,000	$3,100,000	$26,319	$5,271,319
Director of Global Sales	2009	$265,000	$385,000	$—	$87,500	$28,107	$765,607
	2008	$265,000	$480,000	$—	$350,000	$36,855	$1,131,855

Maurizio Nicolelli (9)	2010	$190,000	$285,000	$80,000	$26,667	$21,507	$603,174
Director of Finance (PFO)

Kieran M. Kennedy	2010	$235,000	$325,000	$250,000	$83,333	$27,979	$921,312
Director of Global Sales Operations	2009	$235,000	$315,000	$—	$61,250	$29,017	$640,267
	2008	$235,000	$370,000	$—	$245,000	$26,026	$876,026

Michael F. DiChristina (8)	2010	$96,250	$50,000	$—	$—	$20,219	$166,469
Director	2009	$275,000	$600,000	$—	$90,000	$26,575	$991,575
	2008	$275,000	$640,000	$—	$360,000	$31,819	$1,306,819

(1)	The Bonus column lists discretionary cash bonuses awarded for services rendered during the applicable fiscal year based on achievement of certain goals established at the beginning of each fiscal year. These financial goals included organic subscription growth and diluted earnings per share growth greater than revenue growth. Annual variable compensation payments are made within two months following the end of each fiscal year. See the detailed description of the Annual Bonus in the preceding CD&A under the sub-heading “Annual Bonus.”

(2)	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value computed in accordance with ASC Topic 718, pursuant to amendments to Item 402 of Regulation S-K. The assumptions made for the valuation of the stock awards are disclosed in Note 14 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010.

(3)

Approximately $1.0 million of the total $1.3 million in stock awards granted to Messrs. Walsh and Frankenfield in fiscal 2010 related to a one-time award issued to each NEO on February 9, 2010. The amount was determined by the Compensation Committee upon review of historical compensation paid and reflects a meaningful value to each NEO in order to drive and incentivize long-term individual and Company performance. The Compensation Committee concluded the grant would better align and appropriately balance each individual’s overall compensation over the next six years, as the awards vest over a six-year service period and emphasizes longer-term financial success and prudent risk management by Mr. Walsh as the Chief Operating

Officer and Mr. Frankenfield as the Director of Global Sales. The assumptions made for the valuation of the stock awards granted on February 9, 2010 are disclosed in Note 14 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010.

(4)	The amounts set forth in the Option Awards column represent the aggregate grant date fair value computed in accordance with ASC Topic 718. The Company utilizes a lattice-binomial model to estimate the fair value of new stock options on the date of grant. The assumptions made for the valuation of option awards are disclosed in Note 14 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010. It should be noted that, in the proxy statement for fiscal 2009, prior to the effective date of the amendments to Item 402 of Regulation S-K referenced above, the amounts shown in this column were the dollar amounts recognized during the applicable fiscal year for financial reporting purposes in accordance FASB Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment. A stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2010 is reported in the “Option Exercises and Stock Vested” table on page 33.

(5)	Approximately $3.0 million of the total $3.1 million in option awards granted to Messrs. Walsh and Frankenfield in fiscal 2010 related to a one-time option award issued to each NEO on February 9, 2010. The amount was determined by the Compensation Committee upon review of historical compensation paid and reflects a meaningful value to each NEO in order to drive and incentivize long-term individual and Company performance. The Compensation Committee concluded the grant would better align and appropriately balance each individual’s overall compensation over the next six years, as the options vest over a six-year service period. The assumptions made for the valuation of the option awards granted on February 9, 2010 are disclosed in Note 14 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010.

(6)	Amounts disclosed in this column for fiscal 2009 and fiscal 2008 differ from the previously reported amounts for those fiscal years because they have been restated to reflect aggregate grant date fair values of equity awards awarded during the applicable fiscal year in accordance with FASB ASC Topic 718. Prior to fiscal 2010, the amounts reported reflected the dollar amount of expense recognized for financial statement reporting purposes for the applicable fiscal year.

(7)	Amounts reflect the value of matching contributions to the FactSet 401(k) Plan made by FactSet on behalf of each NEO, use of Company automobiles and medical and dental benefits paid by the Company on behalf of the NEO. FactSet matches up to 4% of employees’ bi-weekly earnings, capped at the IRS annual maximum. There were no other perquisites and other personal benefits for NEOs. Fiscal 2010 amounts for personal use of Company automobiles were $6,956; $4,680; $4,850; $0; and $6,368, respectively, for Messrs. Hadley, Walsh, Frankenfield, Nicolelli and Kennedy.

(8)	Effective October 1, 2009, Michael F. DiChristina stepped down from his position as President and Chief Operating Officer of FactSet. Mr. DiChristina, who has been with FactSet since 1986 and had been in his current role since 1999, continues to serve on the Company’s Board of Directors as an employee of the Company. During fiscal 2010, Mr. DiChristina did not receive compensation for his Board service as the amounts reported in the summary compensation table above reflect his regular employee compensation.

(9)	Mr. Walsh, FactSet’s Chief Financial Officer since 2005, was promoted to Chief Operating Officer, and Maurizio Nicolelli, the Company’s Comptroller, was appointed to Senior Vice President, Director of Finance and Principal Financial Officer, effective October 1, 2009.

Grants of Plan-Based Awards

Non-Equity Incentive Compensation. The Company did not award non-equity incentive compensation during fiscal 2010 to any of its NEOs.

Stock Awards. FactSet has historically structured its long-term equity-based grants as stock options. However, in fiscal 2010, the Compensation Committee made the decision to grant stock awards (in the form of restricted stock) to its key employees, including the named executive officers in addition to stock option awards. As of the date of this decision, the strike price of the past two annual stock option grants to the named executive officers were in excess of the fair value of the Company’s common stock. The Committee believed that, in light of the recent stock market volatility, the most effective way to promote equity ownership by employees, reward them for solid operating performance and retain them during a tumultuous economic period was to award RSAs in addition to performance-based stock options. For each NEO, the ratio of RSAs to performance-based stock options was one RSA for every five performance-based stock options granted. The RSAs were subsequently granted in October 2009 and cliff vest 60% after three years and 100% after five years of service.

The following table provides information on all stock awards granted during fiscal 2010 to each of FactSet’s named executive officers. The grant date fair value of these stock awards are included in the “Stock Awards” column of the Summary Compensation Table.

Name	Grant Date (1)(2)	All Other Stock Awards: Number of Shares of Stock (#)(3)	Exercise Price ($)	Grant Date Fair Value of Stock Awards ($)(4)
Philip A. Hadley	10/23/09	6,364	$66.46	$400,000
Peter G. Walsh	10/23/09	4,773	$66.46	$300,000
	2/9/10	17,229	$63.09	$1,000,000
Michael D. Frankenfield	10/23/09	4,773	$66.46	$300,000
	2/9/10	17,229	$63.09	$1,000,000
Maurizio Nicolelli	10/23/09	1,273	$66.46	$80,000
Kieran M. Kennedy	10/23/09	3,978	$66.46	$250,000

(1)	On October 23, 2009, the Compensation Committee approved the total number of stock awards to be allocated among all eligible employees and specifically approved the stock awards to be granted to each NEO and all other senior members of management. At that time, the Compensation Committee designated October 23, 2009 as the actual grant date of these awards, at an exercise price equal to 100% of the closing price of the Company’s common stock on the NYSE on that date.

(2)	On February 9, 2010, the Compensation Committee approved the total number of stock awards to be allocated to Messrs. Walsh and Frankenfield. At that time, the Compensation Committee designated February 9, 2010 as the actual grant date of these awards, at an exercise price equal to 100% of the closing price of the Company’s common stock on the NYSE on that date.

(3)	The stock awards granted on October 23, 2009 cliff vest 60% after three years and 100% after five years of service. The stock awards granted to Messrs. Walsh and Frankenfield in February 2010 cliff vest 60% after four years and 100% after six years of service. In addition, the vesting of the stock awards granted to Messrs. Walsh and Frankenfield may be accelerated if certain ASV and EPS targets are achieved prior to the end of the six year service condition. As of August 31, 2010, the Company estimated that the targets will not be achieved prior to the end of the six year service condition, thus no accelerated vesting will occur. However, a change in the actual financial performance levels achieved by FactSet could result in a change to the Company’s current timing of the vesting percentage and related expense.

(4)	The dollar amounts set forth in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, pursuant to amendments to Item 402 of Regulation S-K. The assumptions made for the valuation of the stock awards are disclosed in Note 14 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010. These are not amounts paid to or realized by the NEO.

Option Awards. Fiscal 2010 option granted reported in the table below were made under the 2004 FactSet Research Systems Inc. Stock Plan (the “Stock Plan”).

October 23, 2009 Performance-based grant - In a further effort to drive long-term performance, the Compensation Committee approved performance-based options that were granted to NEOs as well as other employees of the Company in October 2009. The number of performance-based options that vest will be predicated on the Company achieving performance levels for both organic ASV and diluted EPS during the two years ended August 31, 2011. Dependent on the financial performance levels attained, 0%, 20%, 60% or 100% of the performance-based stock options will ultimately vest to the grantees of those stock options. Performance levels, vesting percentages and the ratio of performance options granted to all options granted are identical for the named executive officers and all other employees who received option grants. The material terms of these grants include:

•

If performance conditions are met during the two years ended August 31, 2011, the performance-based options granted in fiscal 2010 vest at a rate of 40% after the first two years and 1.67% per month thereafter for years three through five. Options become vested and exercisable provided the employee continues employment with the Company through the applicable vesting date, and remain exercisable until expiration or cancellation.

•	Options expire on the seventh anniversary of the grant date. Options will expire before seven years if employment terminates, except for certain termination reasons described below.

•

Options may be exercised only while the NEO is actively employed except for termination due to death, disability or a reason other than cause. Refer to the section “Potential Payments upon Termination or Change in Control” for further review of change in control definitions.

February 9, 2010 Service-based grant - The Compensation Committee recommended, and the full Board approved, a one-time serviced-based stock option grant to Messrs. Walsh and Frankenfield on February 9, 2010 designed to focus the executives on long-term individual performance and Company growth initiatives. The total dollar value of the options granted was $3 million to each individual, representing a value of approximately $700,000 on an annualized basis over the vesting period of six years. The objective of the share-based award to each NEO was to encourage decisions and behaviors to align with the long-term interests of the Company’s stockholders. The material terms of these grants include:

•	Options cliff vest 60% after four years and 100% after six years of service.

•	Options expire on the seventh anniversary of the grant date. Options will expire before seven years if employment terminates, except for certain termination reasons described below.

•	Options may be exercised only while the NEO is actively employed except for termination due to death, disability or a reason other than cause.

The following table provides information on all option awards granted during fiscal 2010 to each of FactSet’s named executive officers. There can be no assurance that the grant date fair value, as listed in this table, of the option awards will ever be realized. The grant date fair value of these awards are included in the “Option Awards” column of the Summary Compensation Table.

	Estimated Possible Future Payouts under Equity Incentive Plan Awards (#)(3)(4)
Name	Grant Date (1)(2)	Threshold	Target	Maximum	All Option Awards: Number of Securities Underlying Options (#)	Exercise Price ($)	Grant Date Fair Value of Option Awards ($)(5)
Philip A. Hadley	10/23/09	—	6,667	33,333	33,333	$66.46	$133,333
Peter G. Walsh	10/23/09	—	5,000	25,000	25,000	$66.46	$100,000
	2/9/10	—	140,785	140,785	140,785	$63.09	$3,000,000
Michael D. Frankenfield	10/23/09	—	5,000	25,000	25,000	$66.46	$100,000
	2/9/10	—	140,785	140,785	140,785	$63.09	$3,000,000
Maurizio Nicolelli	10/23/09	—	1,333	6,667	6,667	$66.46	$26,667
Kieran M. Kennedy	10/23/09	—	4,167	20,833	20,833	$66.46	$83,333

(1)	On October 23, 2009, the Compensation Committee approved the total number of option awards to be allocated among all eligible employees and specifically approved the option awards to be granted to each NEO and all other senior members of management. At that time, the Compensation Committee designated October 23, 2009 as the actual grant date of these options, at an option exercise price equal to 100% of the closing price of the Company’s common stock on the NYSE on that date.

(2)	On February 9, 2010, the Compensation Committee approved the total number of option awards to be allocated to Messrs. Walsh and Frankenfield. At that time, the Compensation Committee designated February 9, 2010 as the actual grant date of these options, at an option exercise price equal to 100% of the closing price of the Company’s common stock on the NYSE on that date.

(3)	The number of performance-based options granted on October 23, 2009 that vest will be predicated on the Company achieving performance levels for both organic ASV and diluted EPS during the two years ended August 31, 2011. Dependent on the financial performance levels attained, 0%, 20%, 60% or 100% of the performance-based stock options will ultimately vest to the grantees of those stock options. Performance-based options require FactSet to make assumptions regarding the likelihood of achieving Company performance goals. At August 31, 2010, the Company estimated that 20% of the performance-based stock options granted on October 23, 2009 will vest (as reported in the Target column above). The total number of performance-based stock options granted is reported in the Maximum column.

(4)	The service-based options granted to Messrs. Walsh and Frankenfield on February 9, 2010 cliff vest 60% after four years and 100% after six years of service. In addition, the vesting of these options may be accelerated if certain ASV and EPS targets are achieved prior to the end of the six year service condition. As of August 31, 2010, the Company estimated that the targets will not be achieved prior to the end of the six year service condition, thus no accelerated vesting will occur. However, a change in the actual financial performance levels achieved by FactSet could result in a change to the Company’s current timing of the vesting percentage and related expense.

(5)	The amounts set forth in the Grant Date Fair Value of Option Awards column represent the aggregate grant date fair value computed in accordance with ASC Topic 718. The grant date fair value amounts assume 20% of the performance-based stock options granted on October 23, 2009 will vest. The Company utilizes a lattice-binomial model to estimate the fair value of new stock options on the date of grant. The assumptions made for the valuation of option awards are disclosed in Note 14 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010. It should be noted that, in the proxy statement for fiscal 2009, prior to the effective date of the amendments to Item 402 of Regulation S-K referenced above, the amounts shown in this column were the dollar amounts recognized during the applicable fiscal year for financial reporting purposes in accordance FASB Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment. A stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2010 is reported in the “Option Exercises and Stock Vested” table below.

Outstanding Equity Awards (Restricted Stock) at Fiscal Year-end

Stock Awards. The following table sets forth information regarding the number of shares and the value of unvested restricted stock awards held by the NEOs at August 31, 2010.

Name	Grant Date	Number of Shares of Stock That Have Not Vested (1)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Philip A. Hadley	10/23/09	6,364	$468,072
Peter G. Walsh	10/23/09	4,773	$351,054
	2/9/10	17,229	$1,267,193
Michael D. Frankenfield	10/23/09	4,773	$351,054
	2/9/10	17,229	$1,267,193
Maurizio Nicolelli	10/23/09	1,273	$93,629
Kieran M. Kennedy	10/23/09	3,978	$292,582

(1)	The stock awards granted on October 23, 2009 cliff vest 60% on October 23, 2012 and 100% on October 23, 2014. The stock awards granted to Messrs. Walsh and Frankenfield on February 9, 2010 cliff vest 60% on February 9, 2014 and 100% on February 9, 2016.

(2)	The vesting of the restricted stock granted to Messrs. Walsh and Frankenfield may be accelerated if certain ASV and EPS targets are achieved prior to the end of the six year service condition. As of August 31, 2010, the Company estimated that the targets will not be achieved prior to the end of the six year service condition, thus no accelerated vesting will occur. However, a change in the actual financial performance levels achieved by FactSet could result in a change to the Company’s current timing of the vesting percentage and related expense.

(3)	The market value of the restricted stock awards that have not vested is calculated by multiplying the number of shares that have not vested by the closing price of FactSet common stock on August 31, 2010, which was $73.55.

Outstanding Equity Awards (Stock Options) at Fiscal Year-end

The table below shows each NEOs outstanding option grants at August 31, 2010. For each outstanding option grant, the table shows the option shares that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”).

	Grant Date	Number of Options		Exercise Price ($)	Expiration Date
		Exercisable (1)(2)	Unexercisable
Philip A. Hadley	9/5/00	25,900	—	$22.38	9/5/10
	10/23/01	30,000	—	$17.57	10/23/11
	10/7/02	20,635	—	$14.97	10/7/12
	1/22/04	60,000	—	$24.49	1/22/14
	4/20/05	35,000	—	$29.00	4/20/15
	8/14/06	28,890	7,223	$43.39	8/14/13
	8/14/07	10,725	7,142	$59.36	8/14/14
	8/14/08	7,818	11,715	$65.67	8/14/15
	10/24/08	3,494	6,030	$35.80	10/24/15
	10/23/09	—	33,333	$66.46	10/23/16
Peter G. Walsh	11/13/00	8,215	—	$22.83	11/13/10
	10/23/01	7,500	—	$17.57	10/23/11
	10/7/02	13,500	—	$14.97	10/7/12
	1/22/04	30,000	—	$24.49	1/22/14
	4/20/05	70,000	—	$29.00	4/20/15
	8/14/06	24,327	6,084	$43.39	8/14/13
	8/14/07	9,536	6,345	$59.36	8/14/14
	8/14/08	7,602	11,389	$65.67	8/14/15
	10/24/08	3,391	5,868	$35.80	10/24/15
	10/23/09	—	25,000	$66.46	10/23/16
	2/9/10	—	140,785	$63.09	2/9/17
Michael D. Frankenfield	10/23/01	7,504	—	$17.57	10/23/11
	10/7/02	8,938	—	$14.97	10/7/12
	1/22/04	45,000	—	$24.49	1/22/14
	4/20/05	25,000	—	$29.00	4/20/15
	8/14/06	24,327	6,084	$43.39	8/14/13
	8/14/07	9,536	6,345	$59.36	8/14/14
	8/14/08	7,602	11,389	$65.67	8/14/15
	10/24/08	3,391	5,868	$35.80	10/24/15
	10/23/09	—	25,000	$66.46	10/23/16
	2/9/10	—	140,785	$63.09	2/9/17
Maurizio Nicolelli	4/20/05	1,153	—	$29.00	4/20/15
	8/14/06	5,677	1,450	$43.39	8/14/13
	8/14/07	2,056	1,385	$59.36	8/14/14
	8/14/08	1,948	2,935	$65.67	8/14/15
	10/24/08	866	1,515	$35.80	10/24/15
	10/23/09	—	6,667	$66.46	10/23/16
Kieran M. Kennedy	4/20/05	2,306	—	$29.00	4/20/15
	8/14/06	19,006	4,752	$43.39	8/14/13
	8/14/07	7,740	5,164	$59.36	8/14/14
	8/14/08	5,322	7,972	$65.67	8/14/15
	10/24/08	2,376	4,105	$35.80	10/24/15
	10/23/09	—	20,833	$66.46	10/23/16
Michael F. DiChristina	4/20/05	19,784	—	$29.00	4/20/15
	8/14/06	28,890	7,223	$43.39	8/14/13
	8/14/07	10,725	7,142	$59.36	8/14/14
	8/14/08	7,818	11,715	$65.67	8/14/15
	10/24/08	3,494	6,030	$35.80	10/24/15

(1)	20% of each option grant is exercisable one year after the grant date, with the remainder vesting at a rate of 1.67% per month.

(2)	Options granted on October 23, 2009 shall become exercisable based on the achievement by the issuer of certain financial performance criteria. Options that do not vest at the end of a two-year performance period will be forfeited. Options that become exercisable vest 40% after the two-year performance period with the remainder vesting at 1.67% per month thereafter. Options granted to Messrs. Walsh and Frankenfield on February 9, 2010 cliff vest 60% after four years and 100% after six years of service.

Option Exercises and Stock Vested

The following table summarizes the number of shares acquired by the exercise of stock options and the value realized upon such exercises by each of the named executive officers during fiscal 2010. No stock awards vested for the named executive officers during fiscal 2010.

Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)
Philip A. Hadley	146,599	$6,523,668
Peter G. Walsh	12,784	$559,608
Michael D. Frankenfield	31,756	$1,347,302
Maurizio Nicolelli	—	—
Kieran M. Kennedy	31,143	$1,377,610
Michael F. DiChristina	125,000	$5,414,691

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

Nonqualified Deferred Compensation

The Company does not have a Compensation Deferral Program, thus the nonqualified deferred compensation table has been omitted for fiscal 2010.

Pension Benefits

The Company does not have a Pension Program thus no pension retirement benefits were paid to executives in fiscal 2010.

Potential Payments upon Termination or Change in Control

On March 1, 2005 an agreement between the Company and Mr. Peter Walsh became effective that amended an existing letter agreement with the Company dated September 20, 1999 (the “Letter Agreement”). The amendment reaffirmed the Letter Agreement, which remains in effect and which is to be superseded by a written agreement only if all other officers of the Company ranked more highly than Mr. Walsh also enter into written employment agreements with the Company. The Letter Agreement grants to Mr. Walsh: (i) an estimated payment of $1.3 million, which is equal to his compensation in the prior twelve months and benefits for 12 months if his employment is terminated without cause; and (ii) an estimated payment of $2.6 million, which is equal to twice his compensation in the prior twelve months and benefits for 24 months in the event of a change in control of the Company and involuntary termination.

At the end of fiscal 2010, the Company did not have employment agreements with Messrs. Hadley, Frankenfield, Nicolelli or Kennedy.

The Company sponsors equity incentive compensation plans that provide the NEOs with additional compensation in connection with a termination of employment and/or change of control under the following circumstances.

Change in Control

Upon the occurrence of a Change in Control, (i) all option awards granted to a NEO which have not been exercised, which have not expired by their terms, or for which restrictions have not yet lapsed shall immediately be fully exercisable for the remainder of their respective terms and all restrictions shall lapse and conditions deemed satisfied, and (ii) the Compensation Committee may, in its sole discretion, determine that such option awards be immediately terminated in which case the NEO will be paid an amount in cash (subject to any applicable withholding taxes) in respect of each option award equal to the difference between the fair market value of a share and the exercise price of such option award.

Death or Disability

Upon the NEO’s death, any unexercised option award to the extent exercisable on the date of the NEO’s death, may be exercised in whole or in part, at any time within one year after the NEO’s death by a beneficiary or an estate. If a NEO becomes disabled, any unexercised option award to the extent exercisable at the date of such termination of employment due to disability, may be exercised in whole or in part, at any time within one year after the date of termination.

Termination without Cause

If the Company’s terminates the NEO for any reason other than cause, death or disability, then any unexercised option award, to the extent exercisable at the date of such termination of employment, may be exercised, in whole or in part, at any time within three months after such termination of employment; provided, however, that if the NEO dies within the three-month period following such termination of employment, the option award may be exercised by the deceased NEO’s personal representative or by the person to whom the option award is transferred by will or the applicable laws of descent and distribution within 180 days of the NEO’s death, but in no event beyond the scheduled expiration of the option award.

Termination with Cause

Upon termination with cause, all unexercised awards terminate immediately.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in the participant’s account are paid to the participant.

Potential Payments upon Termination of Employment or a Change in Control Table

The information in the table below summarizes the compensation that would be paid under plans and contractual arrangements in effect at August 31, 2010 to each of the NEOs in the event of termination of such executive’s employment with the Company and/or change of control of the Company as of that date. The amounts assume that the listed officer left FactSet effective August 31, 2010 and that the price per share of FactSet common stock on that date was $73.55. The amounts are based upon the difference between $73.55 and the exercise price of the unvested award held by the NEO at August 31, 2010.

Name of Officer	Death or Disability	Termination Without Cause	Termination With Cause	Change in Control (1)
Philip A. Hadley	$—	$—	$—	$1,343,541
Peter G. Walsh	$—	$—	$—	$6,395,466
Michael D. Frankenfield	$—	$—	$—	$3,852,900
Maurizio Nicolelli	$—	$—	$—	$284,602
Kieran M. Kennedy	$—	$—	$—	$874,668

(1)	The Change in Control payout is applicable to (a) all option awards granted to Company employees which have not been exercised, which have not expired by their terms, or for which restrictions have not yet lapsed shall immediately be fully exercisable and (b) all stock awards granted to Company employees which have not vested or for which restrictions have not yet lapsed shall immediately be fully vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information known to FactSet with respect to beneficial ownership of the Company’s common stock as of October 18, 2010 for (i) each director and nominee, (ii) each holder of 5.0% or greater of FactSet common stock, (iii) FactSet’s Principal Executive Officer, Principal Financial Officer and the three most highly compensated executive officers (other than the Principal Executive Officer and Principal Financial Officer) named in the table entitled “Summary Compensation Table” and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to FactSet’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of FactSet common stock beneficially owned. The number of shares beneficially owned by each person or group as of October 18, 2010 includes shares of FactSet common stock that such person or group had the right to acquire on or within 60 days after October 18, 2010, including, but not limited to, upon the exercise of options or the vesting of restricted stock awards.

For each beneficial owner and individual included in the tables below, percentage ownership of common stock is calculated by dividing the number of shares beneficially owned by the sum of the 46,363,733 shares of FactSet common stock outstanding at October 18, 2010, and the number of shares of FactSet common stock that all directors and executive officers had the right to purchase on or within 60 days of October 18, 2010, including, but not limited to, upon exercise of the stock options.

Principal Holders

The only persons known by the Company to be beneficial owners of more than 5% of FactSet’s common stock are the following:

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned at October 18, 2010	Percentage of Common Stock
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	6,048,850	12.9%

Baron Capital Group, Inc. (BAMCO) 767 Fifth Avenue New York, NY 10153	4,429,753	9.4%

*	Number of shares beneficially owned was obtained from filings made with the Securities and Exchange Commission pursuant to Sections 13(d), 13(f) or 13(g) of the Exchange Act in fiscal 2010.

Directors and Executive Officers

The table below sets forth, as of October 18, 2010, information regarding the beneficial ownership of the Company’s common stock by (1) each Director and the named executive officers of the Company and (2) all Directors and Executive Officers of the Company as a group (12 persons).

Name (1)	Number of Shares Beneficially Owned at October 18, 2010 (2)	Percentage of Common Stock
Charles J. Snyder (3)	2,653,473	5.6%
Philip A. Hadley (4)	1,104,590	2.3%
Peter G. Walsh (5)	207,435	*	*
Michael D. Frankenfield (6)	168,075	*	*
James J. McGonigle (7)	42,163	*	*
Walter F. Siebecker (8)	39,491	*	*
Joseph E. Laird, Jr. (9)	31,663	*	*
Scott A. Billeadeau (10)	22,663	*	*
Michael F. DiChristina (11)	15,823	*	*
Kieran M. Kennedy (12)	15,763	*	*
Maurizio Nicolelli (13)	14,013	*	*
Joseph R. Zimmel (14)	6,863	*	*

All Directors and Executive Officers as a group (12 persons)	4,322,015	9.2%

**	Percentage of FactSet common stock is less than 1%.

(1)	The address for each of these beneficial owners is FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851.

(2)	Beneficial ownership includes shares that may be acquired upon exercise of options exercisable within 60 days of October 18, 2010.

(3)	Includes 31,663 shares of FactSet common stock issuable upon exercise of non-employee Director stock options that are exercisable within 60 days of October 18, 2010 and an additional 1,000,000 shares of Common Stock are held indirectly through a Grantor Retained Annuity Trust.

(4)	Includes 201,406 shares of FactSet common stock issuable upon the exercise of stock options.

(5)	Includes 172,779 shares of FactSet common stock issuable upon the exercise of stock options.

(6)	Includes 119,204 shares of FactSet common stock issuable upon the exercise of stock options.

(7)	Includes 37,663 shares of FactSet common stock issuable upon the exercise of stock options.

(8)	Includes 13,663 shares of FactSet common stock issuable upon the exercise of stock options.

(9)	Includes 31,663 shares of FactSet common stock issuable upon the exercise of stock options.

(10)	Includes 22,663 shares of FactSet common stock issuable upon the exercise of stock options.

(11)	Includes 4,844 shares of FactSet common stock issuable upon the exercise of stock options.

(12)	Includes 3,292 shares of FactSet common stock issuable upon the exercise of stock options.

(13)	Includes 12,740 shares of FactSet common stock issuable upon the exercise of stock options.

(14)	Includes 6,863 shares of FactSet common stock issuable upon the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors and persons who own more than 10% of FactSet’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide FactSet with copies of all Section 16(a) forms that they file. Based solely upon a review of Securities and Exchange Commission Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during fiscal 2010 with respect to transactions in the Company’s stock with the following exceptions. Three Form 5s were filed on September 24, 2010 on behalf of three Company executive officers, reflecting the purchase of FactSet common stock through the Company’s Employee Stock Purchase Plan for an aggregate number of 954. All of these reports were promptly filed upon discovery that a report covering such transactions had not been filed on time.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of August 31, 2010 with respect to FactSet’s equity compensation plans:

(In thousands, except per share data)

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	6,451	$47.73	2,378
Equity compensation plans not approved by security holders	—	—	—

Total	6,451	$47.73	2,378

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is FactSet’s preference to avoid related party transactions. FactSet’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including Securities and Exchange Commission, New York Stock Exchange and NASDAQ rules. For purposes of this section, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K. Under these rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. The Company monitors any transaction or series of transactions in which the Company is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee would determine whether the related person has a material interest in a transaction and would approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In accordance with listing requirements, the Company does not have relationships with any directors in which the director is compensated in excess of $120,000, excluding fees for board service. In fiscal 2010, there were no related-person transactions under the relevant standards.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to FactSet’s Code of Business Conduct and Ethics. Under the Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. FactSet’s Corporate Governance Principles require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Principles, the Board will determine an appropriate resolution on a case-by-case basis. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in FactSet’s applicable filings with the Securities and Exchange Commission as required under the applicable rules.

OTHER MATTERS

Proposals of Stockholders

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders must be received by FactSet, attention of Ms. Rachel R. Stern, the Company’s Secretary, at its principal executive offices, no later than August 1, 2011, or such other date as determined with reference to the Company’s By-laws, as amended, as applicable, to be included in the 2011 Proxy Statement.

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company’s Investor Relations Department at 1-203-810-1000 or by submitting a written request to Ms. Rachel R. Stern, Secretary, 601 Merritt 7, Norwalk, Connecticut 06851. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Availability of FactSet’s Annual Report on Form 10-K

FactSet will mail without charge and upon written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010, including the consolidated financial statements, schedule and list of exhibits. Requests should be sent to: FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851, Attn: Investor Relations. The annual report on Form 10-K is also available at http://investor.factset.com.

Other Business

The Board does not intend to bring any other business before the Meeting and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. However, as to any other business, which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Rachel R. Stern
Senior Vice President, General Counsel and Secretary Norwalk, Connecticut
October 29, 2010

APPENDIX A

FACTSET RESEARCH SYSTEMS INC.

2004 STOCK OPTION AND AWARD PLAN

AS AMENDED AND RESTATED

FactSet Research Systems Inc. (the “Company”) hereby establishes the FactSet Research Systems Inc. 2004 Stock Option and Award Plan, as amended and restated, effective December 14, 2010 (the “Plan”). The Plan was originally effective December 22, 2004, and most recently amended on December 14, 2010.

1.	PURPOSE

The primary purpose of the Plan is to provide a means by which key employees of the Company and its Subsidiaries (as defined herein) can acquire and maintain stock ownership, thereby strengthening their commitment to the success of the Company and its Subsidiaries and their desire to remain employed by the Company and its Subsidiaries. The Plan also is intended to attract, employ, and retain key employees and to provide such employees with additional incentive and reward opportunities designed to encourage them to enhance the profitable growth of the Company and its Subsidiaries.

2.	DEFINITIONS

The following words and phrases, when used herein, unless their context clearly indicates otherwise, shall have the following respective meanings:

Affiliate means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

Award means a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or SARs.

Award Agreement means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Grantee.

Board means the board of directors of the Company.

Cause means discharge of a Grantee (i) on account of fraud, embezzlement or other unlawful or tortuous conduct, whether or not involving or against the Company or any Subsidiary or affiliate, (ii) for willful violation of a policy of the Company or any Subsidiary or affiliate, (iii) for serious and willful acts of misconduct detrimental to the business or reputation of the Company or any Subsidiary or affiliate or (iv) for “cause” or any like term as defined in any written employment contract with the Grantee. The determination of whether a discharge of a Grantee is for cause shall be determined in good faith by the Committee whose decision shall be final and binding.

Change of Control means that either of the following events shall have occurred: (a) a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a group (or a “person” within the meaning of Section 13(d)(3) of the 1934 Act, other than the Company, a Subsidiary, or an employee benefit plan (or related trust) of the Company or a Subsidiary, become(s) the “beneficial owner” (as defined in Rule 13(d)(3) under the 1934 Act) of 20% or more of the then-outstanding voting stock of the Company; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (together with any new director whose election by the Board or whose nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; (c) all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the shareholders of the Company immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of the Company or (y) the combined company); (d) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which the Board in office immediately prior to such transaction or event constitutes less than a majority of the Board thereafter; or (e) the shareholders of the Company approve a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.

Committee means the committee of the Board appointed pursuant to Section 4.1.

Company means FactSet Research Systems Inc., a Delaware corporation.

Disability means a disability of a nature that would qualify the Grantee for long-term benefits under the Company’s long-term disability plan.

Effective Date means December 22, 2004.

Fair Market Value of any Share, as of any applicable date, means (i) if Shares are then listed on a national securities exchange, the “fair market value” shall be the closing price for a Share on such exchange on the date in question, or, if there has been no sale of such security on that date, the closing price for a Share on such exchange on the last preceding business day on which such security was traded; or (ii) if Shares are then not listed on a national securities exchange, the “fair market value” shall be the mean of the bid and asked prices for a Share in the over the counter market as reported in the National Association of Securities Dealers Automatic Quotation System (NASDAQ) on that date, or, if there be no such quotation on that date, such prices on the last preceding business day on which there was such a quotation.

Freestanding SAR means a SAR that is granted independently of any Option.

Grant Date means, with respect to an Award, the date the Award was granted.

Grantee means an individual who has been granted an Award.

Incentive Stock Option means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Code Section 422.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended, and any succeeding Internal Revenue Code, and references to sections herein shall be deemed to include any such section as amended, modified or renumbered.

1934 Act means the Securities and Exchange Act of 1934, as amended.

1933 Act means the Securities Act of 1933, as amended.

Nonqualified Stock Option means an Option to purchase Shares which is not intended to be an Incentive Stock Option.

Option means any incentive stock option or nonqualified stock option granted under the Plan.

Option Price means the per share purchase price of a Share subject to an Option.

Parent means any corporation (other than the Company) in an unbroken chain of corporations ending with the employer corporation if, at the time of granting an option, each of the corporations other than the employer corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Performance Based Exception means the performance-based exception set forth in Internal Revenue Code Section 162(m)(4)(C) from the deductibility limitations of Code Section 162(m).

Performance Goals means the goals determined by the Committee, in its sole discretion, to be applicable to a Grantee with respect to an Award.

Performance Share means any Award granted under Section 8.

Performance Unit means any Award granted under Section 8.

Period of Restriction means the period during which Shares of Restricted Stock and Restricted Stock Units are subject to forfeiture and/or restrictions of transferability.

Plan means the FactSet Research Systems Inc. 2004 Stock Option and Award Plan As Amended and Restated as set forth herein and as it may from time to time be amended.

Restricted Stock means any Award granted under Section 7.

Restricted Stock Unit means any Award granted under Section 7.

SEC means the Securities and Exchange Commission.

Section 16 Grantee means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions involving equity securities of the Company.

Share means the common stock of the Company, par value $0.01 per share.

Stock Appreciation Right or SAR means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as a SAR.

Subsidiary means a corporation as defined in Section 424(f) of the Internal Revenue Code with the Company being treated as the employer corporation for purposes of this definition.

10% Owner means a person who owns stock (including stock treated as owned under Section 424(d) of the Internal Revenue Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company.

Tandem SAR means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR shall be cancelled to the same extent).

Termination of Employment occurs on the last day an individual is employed by the Company or any of its Subsidiaries or any Parent; notwithstanding the foregoing, for an individual who is an employee of a Subsidiary, the individual shall be deemed to have a Termination of Employment on the last day on which the Company owns voting securities possessing at least 50% of the aggregate voting power of such Subsidiary’s outstanding voting securities.

3.	SHARES SUBJECT TO THE PLAN

3.1	Number of Shares

Subject to adjustment as provided in Section 3.3, the total number of Shares available for grant under the Plan shall not exceed 15,000,000. Any Shares issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the 15,000,000 limit described above as two and one-half (2- 1/2) Shares for every one Share issued in connection with such Award or by which the Award is valued by reference. No Employee shall be granted Options, Stock Appreciation Rights or other Awards (counted, as described above, as two and one-half (2- 1/2) Shares awarded for every one Share issued in connection with such Award or by which the Award is valued by reference) in any calendar year covering more than 500,000 Shares. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares. No more than 15,000,000 shares may be issued in the form of Incentive Stock Options.

3.2	Lapsed Awards

If an Award terminates, expires or lapses, for any reason, any Shares subject to such Award again shall be available to be the subject of an Award.

3.3	Adjustments in Awards and Authorized Shares

In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits of 5.1, 6.1, 7.1 and 8.1, in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards and any such adjustment may, in the sole discretion of the Committee, take the form of Options covering more than one class of Shares. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

3.4	Awards Granted to Non-US Employees

Awards may be granted to Grantees who are foreign nationals or employed outside the United States, or both. Notwithstanding any provisions of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which individuals (if any) employed by the Company outside the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of any Awards made to Grantees, and (iii) establish subplans and modified Option exercise procedures and other Award terms and procedures to the extent such actions may be necessary or advisable. Awards to such individuals may be made on such terms and conditions different from those applicable to employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee may also impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees on assignment outside their home country.

3.5	Share Counting

The following shall apply in determining the number of Shares remaining available for grant under this Plan:

(a) In connection with the granting of an Option or other Award (other than a Performance Unit denominated in dollars), the number of Shares available for issuance under this Plan shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated, pursuant to Section 3.1; provided, however, that where a SAR is settled in Shares, the number of Shares available for issuance under this Plan shall be reduced only by the number of Shares issued in such settlement.

(b) If any Option is exercised by tendering Shares to the Company as full or partial payment of the exercise price, the number of Shares available for issuance under this Plan shall be increased by the number of Shares so tendered.

(c) Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled, is forfeited, is settled in cash or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Award, the Shares allocable to the expired, cancelled, forfeited, settled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted under this Plan.

4.	ADMINISTRATION

4.1	Administrative Committee

The Plan shall be administered by the Compensation Committee (the Committee) of the Board, which shall consist of not less than two persons who are directors of the Company, each of whom shall qualify as (i) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and (ii) a “non-employee director” within the meaning of Rule 16b-3 promulgated under Section 16(b) of the 1934 Act, or, (iii) if there are less than two persons who so qualify, then the Committee shall consist of all the directors serving on the Board.

4.2	Authority of the Committee

The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan, as follows:

(a) to grant Awards and to select the persons to be granted Awards;

(b) to determine (1) when Awards may be granted and any conditions which must be satisfied before an Award is made and (2) what types of Awards will be granted and the size and terms thereof;

(c) to interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan;

(d) to establish objectives and conditions for earning Awards;

(e) to establish objectives and conditions for earning Awards;

(f) to determine whether an Award shall be evidenced by an agreement and, if so, to determine the terms of such agreement (which shall not be inconsistent with the Plan) and who must sign such agreement;

(g) to determine whether the conditions for earning an Award have been met and whether an Award will be paid at the end of the performance period;

(h) to determine if and when an Award may be deferred;

(i) to determine whether the amount or payment of an Award should be reduced or eliminated;

(j) to determine the guidelines and/or procedures for the payment or exercise of Awards; and

(k) to determine whether an Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether any Awards granted Named Executive Officers comply with the Performance Based Exception under Internal Revenue Code Section 162(m).

(l) to prescribe, amend, and rescind rules relating to the Plan;

(m) to determine, subject to the terms of the Plan, the terms and provisions of the written agreements by which all Awards shall be granted and, with the consent of the Grantee, to modify any such Award Agreement at any time; and

(n) to impose such additional conditions, restrictions, and limitations upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate.

The determination of the Committee on all matters relating to the Plan or any Award or Award Agreement shall be conclusive, final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award and binding on all parties concerned, including the Company, its stockholders and any person receiving an Award under the Plan.

To the extent not prohibited by law, the Committee may delegate its authority hereunder and may grant authority to employees or designate employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan.

5.	STOCK OPTIONS

5.1	Grant of Options

Subject to the terms and provisions of the Plan, Options may be granted to employees of the Company or its Subsidiaries at any time and from time to time as determined by the Committee in its sole discretion. In selecting the individuals to whom Options may be granted, in determining the number of Shares subject to each Option, and in determining the other terms and conditions applicable to each Option, the Committee shall take into consideration such factors as it deems relevant in promoting the purposes of the Plan. The Committee, in its sole discretion, may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.

5.2	General Conditions

(a) The Grant Date of an Option shall be the date on which the Committee grants the Option or such later date as specified in advance by the Committee.

(b) The term of each Option shall be a period of not more than ten years from the Grant Date, and shall be subject to earlier termination as herein provided.

(c) A Grantee may, if otherwise eligible, be granted additional Options.

(d) No Option may be granted more than 10 years from the earlier of the date the Plan is adopted or the date the Plan is approved by the Stockholders of the Company.

(e) At any time after any Option becomes exercisable, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such Option and to cause the Company to pay to the Grantee the excess of the Fair Market Value of the Shares covered by such Option over the Option Price of such Option at the date the Committee provides written notice (the “Buy Out Notice”) of its intention to exercise such right. Buy outs pursuant to this provision shall be effected by the Company as promptly as possible after the date of the Buy Out Notice. Payments of buy out amounts may be made in cash, in Shares, or partly in cash and partly in Shares, as the Committee deems advisable. To the extent payment is made in Shares, the number of Shares shall be determined by dividing the amount of the payment to be made by the Fair Market Value of a Share at the date of the Buy Out Notice.

5.3	Option Price

No later than the Grant Date of any Option, the Committee shall determine the Option Price of such Option. Subject to Section 6.3 with respect to Incentive Stock Options, the Option Price of an Option shall be at such price (which may not be less than 100% of the Fair Market Value of a Share on the Grant Date unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company), as the Committee, in its discretion, shall determine.

5.4	Grant of Incentive Stock Options

At the time of the grant of any Option, the Committee may designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a) shall have an Option Price of (1) not less than 100% of the Fair Market Value of a Share on the Grant Date or (2) in the case of a 10% Owner, not less than 110% of the Fair Market Value of a Share on the Grant Date;

(b) shall be for a period of not more than ten years (five years, in the case of a 10% Owner) from the Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(c) shall not have an aggregate Fair Market Value (determined for each Incentive Stock Option at its Grant Date) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by such Grantee during any calendar year (under the Plan and any other employee stock option plan of the Grantee’s employer or any Parent or Subsidiary thereof (Other Plans)), determined in accordance with the provisions of Section 422 of the Internal Revenue Code, which exceeds $100,000 (the $100,000 Limit);

(d) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to all Incentive Stock Options previously granted under the Plan and any Other Plans (Prior Grants) and any Incentive Stock Options under such grant (the Current Grant) which are exercisable for the first time during any calendar year would exceed the $100,000 Limit, be exercisable as a separate Nonqualified Stock Option at such date or dates as are provided in the Current Grant;

(e) shall be granted within 10 years from the earlier of the date the Plan is adopted or the date the Plan is approved by the stockholders of the Company; and

(f) shall require the Grantee to notify the Committee of any disposition of any Shares issued pursuant to the exercise of the Incentive Stock Option within two years of the date of grant or within one year of the date of exercise (except in the event of the death of the Grantee), within 10 days of such disposition.

Notwithstanding the foregoing and Section 4.2(e), the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

5.5	Substitute Options

Subject to Section 5.9, if the Committee cancels any Option granted under this Plan, (or any plan of any entity acquired by the Company or any of its Subsidiaries), and a new Option is substituted therefore, then the Committee may, in its discretion, determine the terms and conditions of such new Option and may, in its discretion, provided that the grant date of the canceled option shall be the date used to determine the earliest date or dates for exercising the new substituted Option under Section 5.7 hereof so that the Grantee may exercise the substituted Option at the same time as if the Grantee had held the substituted Option since the grant date of the canceled option; provided that no Option shall be canceled without the consent of the Grantee if the terms and conditions of the new Option to be substituted are not at least as favorable as the terms and conditions of the Option to be canceled.

5.6	Nontransferability

Unless the Committee shall otherwise determine, each Option granted hereunder shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee. With the approval of the Committee, an option may be transferred by gift to any member of the Grantee’s immediate family or to a trust for the benefit of one or more such immediate family members. For purposes of this Section 5.6, “immediate family” shall mean the Grantee’s spouse, children and grandchildren, parents, grandparents, former spouses, siblings, nieces, nephews, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, including adoptive or step relationships and any person sharing the employee’s household (other than as a tenant or employee).

5.7	Exercise of Options

Subject to Sections 4.2(f), 10 and 11 and such terms and conditions as the Committee may impose, each Option shall be exercisable in such manner as the Committee, in its discretion, shall determine as set forth in the Award Agreement. Each Option shall be exercised by delivery to the Company of a written notice of intent to purchase (in such form as prepared by the Committee) a specific number of Shares subject to the Option. The Option Price of any Shares shall be paid in full at the time of the exercise.

5.8	Payment of Option Price

In the discretion of the Committee, a Grantee may pay the Option Price payable upon the exercise of an Option in cash, previously acquired Shares valued at its Fair Market Value on the date of exercise, or any combination thereof. Payments in Shares shall be made by delivery of (i) stock certificates in negotiable form or (ii) a completed attestation form prescribed by the Company setting forth the whole Shares of stock owned by the holder which the holder wishes to utilize to satisfy the exercise price. If certificates representing Shares are used to pay all or part of the purchase price of an Option, a separate certificate shall be delivered by the Company representing the same number of Shares as each certificate so used, and an additional certificate shall be delivered representing the additional Shares to which the holder of the Option is entitled as a result of the exercise of the Option. No previously acquired Shares may be used by a Grantee unless such Shares were acquired in the open market or have been held by the Grantee for at least six months.

5.9	Prohibition Against Repricing

Except for adjustments made pursuant to Section 3.3, in no event shall the Committee have the right to amend an outstanding Award, or cancel an outstanding Award and issue a new Award, for the sole purpose of reducing the exercise price thereunder.

6.	STOCK APPRECIATION RIGHTS

6.1	Grant of SARs

Subject to the terms and conditions of the Plan, a SAR may be granted to Employees of the Company or its Subsidiaries at any time or from time to time as determined by the Committee in its sole discretion. SARs may be granted alone or in tandem with Options.

6.2	Number of Shares

The Committee shall have complete discretion to determine the number of SARs granted to any Grantee.

6.3	Exercise Price and Other Terms

The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; however, the exercise price of a Freestanding SAR shall be not less than 100% of the Fair Market Value of a Share on the Grant Date. The exercise price of Tandem SARs shall equal the Option Price of the related Option.

6.4	Exercise of Tandem SARs

Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR shall expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR shall be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Option Price of the related Incentive Stock Option.

6.5	Exercise of Freestanding SARs

Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.

6.6	Payment of SAR Amount

Upon exercise of an SAR, a Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares or a combination thereof.

6.7	Term of SARs

The term of a SAR shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten (10) years from the date of grant.

7.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1	Grant of Restricted Stock and Restricted Stock Units

Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to employees of the Company or its Subsidiaries in such amounts as the Committee, in its sole discretion, shall determine.

7.2	Transferability

Shares of Restricted Stock and Shares received in respect of Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.3	Restrictions

Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee, in its sole discretion, may deem advisable or appropriate, including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. If the vesting conditions applicable to an Award of Restricted Stock or Restricted Stock Units relate exclusively to the passage of time and continued employment, such time period shall consist of not less than 36 months, except for in the event of a Change of Control. The Committee may also set restrictions based upon the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion, and may require recipients of Shares of Restricted Stock or Restricted Stock Units to pay a stipulated purchase price for such Shares of Restricted Stock or Restricted Stock Units.

7.4	Section 162(m) Performance Restrictions

For purposes of qualifying Awards of Restricted Stock and Restricted Stock Units as “performance-based compensation” under Code Section 162(m), the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals may be set by the Committee on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based” compensation under Code Section 162(m).

7.5	Legend on Certificates or Book-Entry Registration for Restricted Shares

Any Share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book entry registration or issuance of a stock certificate or certificates. In the event that any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

7.6	Termination of Employment

Except as otherwise determined by the Committee, upon termination of employment or cessation of services with the Company for any reason during the Period of Restriction, all Shares of Restricted Stock and all Restricted Stock Units still, in either case, subject to restriction shall be forfeited and reacquired at no cost by the Company; provided, however, that the Committee may, in its sole discretion, when it finds that a waiver may be in the best interests of the Company, waive in whole or in part any remaining restrictions with respect to Shares of Restricted Stock or and Restricted Stock or Restricted Stock Units.

7.7	Payment in Respect of Restricted Units

Restricted Units that become payable in accordance with their terms and conditions shall be settled in cash, Shares, or a combination of cash and Shares, as determined by the Committee.

7.8	No Disposition During Period of Restriction

During the Period of Restriction, Shares of Restricted Stock may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon Awards of Restricted Stock, the Committee may (a) cause a legend or legends to be placed on any certificates relating to Shares of Restricted Stock subject to an Award, and/or (b) issue “stop transfer” instructions, as it deems necessary or appropriate.

7.9	Dividend and Voting Rights

Unless otherwise determined by the Committee, during the Period of Restriction, Grantees who hold Shares of Restricted Stock or Restricted Units shall not have the right to receive dividends in cash or other property or other distribution or rights in respect of such shares, and Grantees who hold Restricted Stock shall have the right to vote such Shares as the record owner thereof.

7.10	Share Certificates

Each certificate issued for Shares of Restricted Stock shall be registered in the name of the Grantee and deposited with the Company or its designee. At the end of the Period of Restriction, a certificate representing the number of Shares to which the Grantee is then entitled shall be delivered to the Grantee free and clear of the restrictions. No certificate shall be issued with respect to a Restricted Unit unless and until such unit is paid in Shares.

8.	PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1	Grant of Performance Units or Shares

Subject to the terms and provisions of the Plan, Performance Units and Performance Shares may be granted to employees of the Company or its Subsidiaries at any time and from time to time as determined by the Committee in its sole discretion.

8.2	Initial Value of Performance Units or Shares

Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3	Performance Objectives and Other Terms

The Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Shares that will be paid out to any Grantee. The applicable time period established by the Committee, in its sole discretion, during which the performance objectives must be met shall be called the “Performance Period”.

8.4	General Performance Objectives

The Committee may set Performance Goals based upon the achievement of Company-wide, Subsidiary, departmental, regional, functional, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis (including, without limitation, relative to the performance of other corporations) determined by the Committee in its sole discretion.

8.5	Section 162(m) Performance Restrictions

For purposes of qualifying Awards of Performance Units or Performance Shares for the Performance Based Exception under Internal Revenue Code Section 162(m), the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units or Performance Shares shall be based on the achievement of Performance Goals. The Performance Goals may be set by the Committee on or before the latest date permissible to enable the Performance Units or Performance Shares to qualify as “performance-based” compensation under Code Section 162(m). With respect to any Award that is intended to satisfy the conditions for the Performance Based Exception under Internal Revenue Code Section 162(m): (A) the Committee shall interpret the Plan and this Section 8 in light of Internal Revenue Code Section 162(m) and the regulations thereunder; (B) the Committee shall have no discretion to amend the Award in any way that would adversely affect the treatment of the Award under Internal Revenue Code Section 162(m) and the regulations thereunder; and (C) such Award shall not be paid until the Committee shall first have certified that the Performance Goals have been achieved.

8.6	Earning of Performance Units or Shares

After the applicable Performance Period has ended, the Grantee shall be entitled to receive a payout of the number of Performance Units or Performance Shares earned by the Grantee over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit or Performance Share, the Committee, in its sole discretion, when it finds that a waiver may be in the best interests of the Company, may reduce or waive any performance objectives for such Performance Unit or Performance Share.

8.7	Form and Timing of Payment

Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares, or a combination thereof.

8.8	Negative Discretion

Notwithstanding the achievement of any Performance Goals established under this Plan, the Committee has the discretion by Grantee, to reduce some or all of an Award that would otherwise be paid.

8.9	Extraordinary Events

At, or at any time after, the time an Award is granted, and to the extent permitted under Internal Revenue Code Section 162(m) and the regulations thereunder without adversely affecting the treatment of the Award under the Performance Based Exception, the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specific corporate transactions, accounting or tax law changes and other extraordinary and nonrecurring events.

9.	TAX WITHHOLDING

9.1	Mandatory Tax Withholding.

Whenever under the Plan, cash or Shares pursuant to an Award are to be delivered to an individual who is subject to U.S. federal income taxes or non-U.S. taxes upon exercise or payment of an Award, the Company shall be entitled to require as a condition of delivery (i) that the Grantee remit an amount sufficient to satisfy all such U.S. Federal, state, and local and all non-U.S. withholding tax requirements related thereto, (ii) the withholding of such sums from compensation otherwise due to the Grantee or from any Shares or cash due to the Grantee under the Plan, or (iii) any combination of the foregoing.

or

With respect to U.S. taxpayers, if any disqualifying disposition described in Section 5.4(f) is made with respect to Shares acquired under an Incentive Stock Option granted pursuant to the Plan, then the person making such disqualifying disposition shall remit to the Company an amount sufficient to satisfy all U. S. federal, state, and local withholding taxes thereby incurred; provided that, in lieu of or in addition to the foregoing, the Company shall have the right to withhold such sums from compensation otherwise due to the Grantee or from any Shares due to the Grantee under the Plan.

9.2	Elective Share Withholding

Subject to this Section 9.2, a Grantee may elect the withholding (Share Withholding) by the Company of a portion of the Shares otherwise deliverable to such Grantee upon the exercise of an Award (Taxable Event) having a Fair Market Value equal to the minimum amount necessary to satisfy required federal, state, or local withholding tax liability attributable to the Taxable Event.

(a) Each Share Withholding election by a Grantee shall be subject to the following restrictions:

(i) any Grantee’s election shall be subject to the Committee’s right to revoke such election of Share Withholding by such Grantee at any time before the Grantee’s election if the Committee has reserved the right to do so in the Award Agreement;

(ii) if the Grantee is a Section 16 Grantee, such Grantee’s election shall be subject to the disapproval of the Committee at any time, whether or not the Committee has reserved the right to do so;

(iii) the Grantee’s election must be made before the date (the Tax Date) on which the amount of tax to be withheld is determined; and

(iv) the Grantee’s election shall be irrevocable.

10.	DEFERRED PAYMENTS

Subject to the terms of this Plan and applicable law, the Committee may determine that all or a portion of any Award to Grantee, whether it is to be paid in cash, Shares or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Grantees. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion; provided, however, that no deferral shall be permitted to the extent that any such deferral would adversely affect the tax treatment of any outstanding Awards under applicable law.

11.	TERMINATION OF EMPLOYMENT

11.1	Termination for Cause.

If the Grantee has a Termination of Employment for Cause, any unexercised Award shall terminate immediately upon the Grantee’s Termination of Employment.

11.2	Termination other than for Cause.

If the Grantee has a Termination of Employment for any reason other than Cause, then any unexercised Award, to the extent exercisable on the date of the Grantee’s Termination of Employment, may be exercised as follows:

(a) Death. If the Grantee’s Termination of Employment is caused by the death of the Grantee, then any unexercised Award to the extent exercisable on the date of the Grantee’s death, may be exercised in whole or in part, at any time within one year after the Grantee’s death by the Grantee’s personal representative or by the person to whom the Award is transferred by will or the applicable laws of descent and distribution, but in no event beyond the scheduled expiration of the Award;

(b) Disability. If the Grantee’s Termination of Employment is on account of the Disability of the Grantee, then any unexercised Award to the extent exercisable at the date of such Termination of Employment, may be exercised, in whole or in part, at any time within one year after the date of such Termination of Employment; provided, however, that, if the Grantee dies after such Termination of Employment and before the end of such one year period, such Award may be exercised by the deceased Grantee’s personal representative or by the person to whom the Award is transferred by will or the applicable laws of descent and distribution within one year after the Grantee’s Termination of Employment, or, if later, within 180 days after the Grantee’s death, but in no event beyond the scheduled expiration of the Award; and

(c) Other. If the Grantee’s Termination of Employment is for any reason other than Cause, death or Disability, then any unexercised Award, to the extent exercisable at the date of such Termination of Employment, may be exercised, in whole or in part, at any time within three months after such Termination of Employment; provided, however, that if the Grantee dies within such three-month period following such termination of Employment, such Award may be exercised by the deceased Grantee’s personal representative or by the person to whom the Award is transferred by will or the applicable laws of descent and distribution within 180 days of the Grantee’s death, but in no event beyond the scheduled expiration of the Award.

12.	EFFECTS OF A CHANGE OF CONTROL

Notwithstanding any other provisions of the Plan or any Award Agreement, upon the occurrence of a Change of Control, (i) all Awards granted under the Plan to a Grantee which have not been exercised, which have not expired by their terms, or for which restrictions have not yet lapsed shall immediately be fully exercisable for the remainder of their respective terms and all restrictions shall lapse and conditions deemed satisfied, and (ii) the Committee may, in its sole discretion, determine that such Awards be immediately terminated in which case the Grantee will be paid an amount in cash (subject to any applicable withholding taxes) in respect of each Award equal to the difference between the Fair Market Value of a Share and the exercise price of such Award.

13.	NONCOMPETITION AND NONSOLICITATION

During the period of the Grantee’s employment and for two years thereafter, the Grantee shall not, directly or indirectly, (a) own, manage, operate, join or control, be employed by or participate in the ownership, management, operation or control of, or be a consultant to or connected in any other manner with, any business, firm or corporation which is similar to or competes with a principal business of the Company or its Subsidiaries (a Competitive Activity) or (b) for himself or any person or business entity, induce or attempt to induce any employee of the Company or a Subsidiary to terminate employment with the Company or a Subsidiary or solicit, entice, take away or employ any person employed by the Company or a Subsidiary (Solicitation). For these purposes, the Grantee’s ownership of securities of a public company not in excess of one percent of any class of such securities shall not be considered to be competition with the Company or its Subsidiaries. If the Grantee shall engage in a Competitive Activity or Solicitation, as determined by the Committee in good faith (a) all Options then held by the Grantee shall expire as of the date that the Grantee first engaged in such Competitive Activity or Solicitation, (b) the Company shall have the right to acquire any shares of Stock then owned by the Grantee as the result of the exercise of an Award at a price equal to the lesser of (i) the Fair Market Value of such Shares or (ii) the aggregate exercise price paid therefore by the Grantee, and (c) the Company shall have the right to require the Grantee to return to the Company any other gain (whether or not realized) the Grantee had on the exercise of any Awards granted under this Stock Option and Award Plan (that is, the amount by which, at the time of the exercise of any Award, the Fair Market Value of the Shares to be received was greater than the aggregate exercise price paid therefore by the Grantee).

14.	MISCELLANEOUS

14.1	Securities Law Matters

(a) If the Committee deems it necessary to comply with the 1933 Act and there is not In effect a registration statement under the 1933 Act relating to the Shares to be acquired pursuant to the Award, the Committee may require a written investment intent representation by the Grantee and may require that a restrictive legend be affixed to certificates for Shares.

(b) If based upon the opinion of counsel for the Company, the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of (1) federal or state securities law or (2) the listing requirements of any securities exchange on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as the case may be, but the Company shall use its best efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date. The Committee’s authority under this Section 13.1(b) shall expire on the date of any Change of Control.

14.2	Funding

Benefits payable under the Plan to any person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for, benefits under the Plan.

14.3	No Employment Rights

Neither the establishment of the Plan nor the granting of any Award shall be construed to (i) give any Grantee the right to remain employed by the Company or any of its Subsidiaries or to any benefits not specifically provided by the Plan or (ii) in any manner modify the right of the Company or any of its Subsidiaries to modify, amend, or terminate any of its employee benefit plans.

14.4	Rights as a Stockholder

A Grantee shall not, by reason of any Award, have any right as a stockholder of the Company with respect to the Shares which may be deliverable upon exercise of such Award until such Shares have been delivered to him. As a condition of exercise, a Grantee will be required to execute a stockholder agreement if any such agreement is then in effect with respect to the Shares.

14.5	Nature of Payments

Any and all grants or deliveries of Shares hereunder shall constitute special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (i) any pension, retirement, profit sharing, bonus, life insurance or other employee benefit plan of the Company or any of its Subsidiaries or (ii) any agreement between the Company or any Subsidiary, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.

14.6	Non-uniform Determinations

Neither the Committee’s nor the Board’s determinations under the Plan need be uniform and may be made by the Committee or the Board selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations and to enter into non-uniform and selective Award Agreements as to (a) the identity of the Grantees, (b) the terms and provisions of Awards, and (c) the treatment, under Section 10, of Terminations of Employment. Notwithstanding the foregoing, the Committee’s interpretation of Plan provisions shall be uniform as to similarly situated Grantees.

14.7	Amendment of the Plan

The Board may from time to time in its discretion amend or modify the Plan without the approval of the stockholders of the Company, except as such stockholder approval may be required (a) to permit transactions in Shares pursuant to the Plan to be exempt from liability under Section 16(b) of the 1934 Act or (b) under the listing requirements of any securities exchange on which are listed any of the Company’s equity securities.

14.8	Termination of the Plan

The Plan shall terminate on the tenth anniversary of the Effective Date or at such earlier time as the Board may determine. Any termination, whether in whole or in part, shall not affect any Award or Award Agreement then outstanding under the Plan.

14.9	No Illegal Transactions

The Plan and all Awards granted pursuant to it are subject to all laws and regulations of any governmental authority which may be applicable thereto; and notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise Awards or receive the benefits thereof and the Company shall not be obligated to deliver any Shares or pay any benefits to a Grantee if such exercise, delivery, receipt or payment of benefits would constitute a violation by the Grantee or the Company of any provision of any such law or regulation.

14.10	No Loans

No loans from the Company to Grantee shall be permitted under this Plan.

14.11	Assignment or Transfer

Unless the Committee shall specifically determine otherwise, no Award under the Plan or any rights or interest therein shall be transferable other than by will or the laws of descent and distribution and shall be exercisable, during the Grantee’s lifetime, only by the Grantee. Once awarded, the Shares received by a Grantee may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to the restrictions imposed by the 1933 Act, Section 16 of the 1934 Act and the Company’s insider trading policy (if any), each as amended from time to time.

14.12	Beneficiary Designation

To the extent allowed by the Committee, each Grantee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.

14.13	Cost and Expenses

The cost and expenses of administering the Plan shall be borne by the Company and not charged to any Award or to any Grantee unless the Committee otherwise determines in its sole discretion.

14.14	Fractional Shares

Fractional Shares shall not be issued or transferred under an Award, but the Committee may pay cash in lieu of a fraction or round the fraction, in its discretion.

14.15	Indemnification

Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in the Company’s Certificate of Incorporation and Bylaws as in effect from time to time.

14.16	Severability

If all or any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of the Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

14.17	Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

14.18	Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business or assets of the Company.

14.19	Headings

The headings of Articles and Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

14.20	Number and Gender

When appropriate the singular as used in this Plan shall include the plural and vice versa, and the masculine shall include the feminine.

14.21	Controlling Law

The laws of the State of Connecticut, except its laws with respect to choice of laws, shall be controlling in all matters relating to the Plan.

14.22	Compliance with Laws

(a) The granting of Awards and the issuance, purchase and delivery of Shares pursuant to such Awards shall be conducted in compliance with all applicable stock exchange listing requirements and all applicable laws, including, without limitation, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the 1934 Act, the respective rules and regulations promulgated thereunder, and the policies and regulations of applicable securities regulatory authorities. If the Committee determines, in its discretion, that, in order to comply with any such listing requirements, statutes, regulations or rules, certain action is necessary in relation to an Award (including forfeiture of such Award), no Award shall be granted and no Shares may be issued, purchased or delivered pursuant to such Awards, as applicable, unless such action shall have been completed in a manner satisfactory to the Committee. Without limiting the generality of the foregoing, the Committee shall have the right to clawback any compensation received under this Plan in accordance with such applicable listing requirements, statutes, rules and regulations and in accepting an Award under the Plan, the Grantee agrees to be bound by any such determination made by the Committee and to take all such action as the Committee may require.

(b) Notwithstanding anything in this Plan to the contrary, it is intended that any grant of an Award shall satisfy the requirements for compliance with or exemption from Section 409A of the Code, to the extent applicable. The Plan and any Award shall be interpreted in a manner that is consistent with compliance with or exemption from Section 409A. In the event that any Award is subject to Section 409A and is otherwise payable upon a Change of Control, no such payment shall be made unless such Change of Control constitutes a “Change in Control Event” as defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations, and as set forth in Section 1.409A-3(i)(5)(v) through (vii). In the event that any Award is subject to Section 409A and is payable upon termination of employment or service, such Award shall not be payable upon a termination of employment or service unless such termination of employment or service constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations. Notwithstanding anything in this Plan to the contrary (and unless the Award Agreement specifically provides otherwise), if a Grantee holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

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Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

FACTSET RESEARCH SYSTEMS INC.	INTERNET http://www. proxyvoting.com/fds Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE THREE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.	Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
1.TO ELECT THREE (3) MEMBERS TO THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC., EACH FOR A THREE-YEAR TERM.	☐	☐	☐	2. TO RATIFY THE APPOINTMENT OF THE ACCOUNTING FIRM OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.	☐	☐	☐

Nominees: 01 Joseph E. Laird 02 James J. McGonigle 03 Charles J. Snyder				3. TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE FACTSET RESEARCH SYSTEMS INC. 2004 STOCK OPTION AND AWARD PLAN.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				To act upon such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Signature	Signature	Date

FactSet Research Systems Inc.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.proxyvoting.com/fds

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FACTSET RESEARCH SYSTEMS INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 14, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.

You hereby appoint the Secretary of FactSet Research Systems Inc. with full power of substitution, as your attorneys and proxies to vote the shares of Common Stock of FactSet Research Systems Inc., which you are entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 601 Merritt 7, Norwalk, Connecticut 06851, on December 14, 2010, at 3:00 p.m. Eastern Standard time and at any adjournments and postponements of the Annual Meeting, with all the power you would possess if personally present, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner you direct in this proxy. If you make no direction, this proxy will be voted FOR the election of the three nominees listed in proposal 1 and FOR proposals 2 and 3. You authorize the proxy holders, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES
(Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)